Exhibit 2.1

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE
BY AND AMONG
IDEATION ACQUISITION CORP.
ID ARIZONA CORP.
SEARCHMEDIA INTERNATIONAL LIMITED
SHANGHAI JINGLI ADVERTISING CO., LTD.
THE SUBSIDIARIES OF SEARCHMEDIA INTERNATIONAL LIMITED NAMED HEREIN
THE SHAREHOLDERS AND WARRANTHOLDERS OF SEARCHMEDIA
INTERNATIONAL LIMITED NAMED HEREIN
THE SM SHAREHOLDERS’ REPRESENTATIVES AND
THE OTHER PARTIES NAMED HEREIN
Dated: March 31, 2009

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AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE, dated as of March 31, 2009 (this “Agreement”), by and among IDEATION ACQUISITION CORP., a corporation incorporated in the State of Delaware, USA (“Ideation”), ID ARIZONA CORP., a corporation incorporated in the State of Arizona, USA and a wholly-owned subsidiary of Ideation (“ID Arizona”), each of the entities identified on Schedule A hereto (the “SM Entities,” and each, an “SM Entity”), each of the shareholders of SM Cayman identified on Schedule B hereto (each, a “SM Shareholder,” and collectively as the “SM Shareholders”) and the shareholder of SM Cayman identified on Schedule B-1 hereto (the “Non-signing SM Shareholder”) (it being understood that this Agreement is executed on behalf of the Non-signing SM Shareholder by Qinying Liu (the “Designated Agent”), which action has been duly authorized, in accordance with Article 153 of the Company Memorandum (as defined herein), by the board of directors of the Company, each of the SM Warrantholders identified on Schedule B hereto, each of the SM Shareholders’ Representatives and The Frost Group, LLC, a limited liability company organized under the laws of the State of Delaware, USA (the “Frost Group”). Each SM Entity, each SM Shareholder, the Non-signing SM Shareholder and the SM Warrantholders (other than Linden Ventures) is sometimes individually referred to herein as a “SM Party,” and collectively as the “SM Parties.” Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

Ideation has formed a wholly-owned subsidiary, ID Arizona, solely for the purposes of (1) the merger of Ideation with and into ID Arizona pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 10-1107 of the Arizona Revised Statutes (the “ARS”) in which ID Arizona will be the surviving corporation (the “Merger”), (2) the subsequent conversion of ID Arizona into a Cayman Islands company by a transfer of domicile pursuant to Section 10-226 of the ARS, (3) the registration and continuation of ID Arizona as a Cayman Islands company pursuant to Section 221 of the Cayman Companies Law (the “Conversion”) and (4) the Share Exchange (as defined below). The Cayman Islands company resulting from the Conversion will be named SearchMedia Holdings Limited or such other name as approved by the SM Shareholders’ Representatives (“ID Cayman,” and together with Ideation and ID Arizona, the “Ideation Parties”).

The Ideation Board and the board of directors of ID Arizona have declared this Agreement advisable and approved the Transactions, and the Ideation Board has adopted resolutions approving the Merger and providing that (i) each share of Common Stock outstanding immediately prior to the Merger Effective Time (as defined below) (the “Ideation Shares”), will be automatically converted at the Merger Effective Time into one share of common stock, par value US$0.0001 per share, of ID Arizona (“ID Arizona Common Stock” or the “ID Arizona Shares”); and (ii) all Warrants (including the Purchase Options) to purchase an Ideation Share (the “Ideation Warrants,” and together with the Ideation Shares, the “Ideation Securities”) will be exchanged at the Merger Effective Time for substantially equivalent warrants of ID Arizona on an equivalent basis (the “ID Arizona Warrants,” and together with the ID Arizona Shares, the “ID Arizona Securities”).

The Ideation Board and the board of directors of ID Arizona have approved the Conversion, upon the terms and subject to the conditions set forth in this Agreement, whereby upon the Conversion Effective Time, each outstanding ID Arizona Share will be automatically converted into one ordinary share, par value US$0.0001 per share, of ID Cayman (the “ID Cayman Shares”) and each ID Arizona Warrant will be cancelled and issued as equivalent securities by ID Cayman (the “ID Cayman Warrants,” and together with the ID Cayman Shares, the “ID Cayman Securities”) upon registration of ID Cayman in the Cayman Islands.

SM Cayman operates its business through the other Group Companies. The SM Shareholders are the direct owners of all of the outstanding SM Shares, other than the SM Shares held by the Non-signing SM Shareholder, SM Shares issued pursuant to any SM Options that are exercised after the date hereof and any SM Restricted Shares Awards that become vested after the date hereof.

The Ideation Board and the board of directors of ID Arizona have approved the acquisition of the SM Shares and SM Warrants through an exchange transaction (the “Share Exchange”) pursuant to which ID Cayman will issue (a) to the SM Shareholders and the Non-signing SM Shareholder, ID Cayman Shares in exchange for the SM Shares and (b) to the holders of SM Warrants identified on Schedule B (the “SM Warrantholders”), warrants to purchase ID Cayman Shares (subject to adjustment) in exchange for the SM Warrants, in each case on the terms and conditions set forth herein.

The Merger, the Conversion and the Share Exchange require the affirmative vote of the holders of a majority of the issued and outstanding Ideation Shares, voting as a group, provided, that the Transactions will only proceed if holders of no more than 30% of the Ideation Shares issued in the Ideation Public Offering exercise their Conversion Rights (it being understood that such stockholders or shareholders, as applicable, will be the holders of a majority of the issued and outstanding ID Arizona Shares that are entitled to vote immediately prior to the Conversion and the holders of a majority of the issued and outstanding ID Cayman Shares that are entitled to vote immediately prior to the Share Exchange since the Merger, Conversion and Share Exchange shall happen as close to simultaneously as permitted by the applicable Legal Requirements).

The Conversion and the Share Exchange, which will take place immediately after the Conversion, are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Merger

Section 1.1  The Merger.  At the Merger Effective Time (as defined in Section 1.2), Ideation will be merged with and into ID Arizona in accordance with Section 253 of the DGCL, Section 10-1107 of the ARS and this Agreement, and the separate corporate existence of Ideation will thereupon cease. ID Arizona (sometimes hereinafter referred to as the “Surviving Corporation”) will be the surviving corporation in the Merger. The Merger will have the effects specified in the DGCL and the ARS.

Section 1.2  Filing of Certificate of Ownership and Merger; Merger Effective Time.  As soon as practicable following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 15.1, Ideation and ID Arizona shall cause (a) a certificate of ownership and merger (the “Certificate of Merger”) meeting the requirements of Section 253 of the DGCL to be properly executed and filed in accordance with the applicable requirements of the DGCL, and (b) articles of merger (the “Articles of Merger”) meeting the requirements of Section 10-1105 of the ARS to be properly executed and filed in accordance with such section. The Merger shall become effective at the time designated in the Certificate of Merger and the Articles of Merger as the effective time of the Merger that the Parties shall have agreed upon and designated (the “Merger Effective Time”). Notwithstanding the foregoing, the Parties shall designate a time for the Merger Effective Time that will be the later of (A) the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (B) the time of issuance of a certificate of merger with respect to the Articles of Merger by the Arizona Corporation Commission in accordance with the ARS.

ARTICLE II

Conversion

Section 2.1  The Conversion.  The Conversion will take place immediately after the Merger Effective Time. Subject to the terms and conditions of this Agreement, at the Conversion Effective Time (as defined in Section 2.2 below), ID Arizona shall convert to ID Cayman in accordance with this Agreement and shall thereupon continue its existence, without interruption, in the organizational form of a Cayman Islands exempted company rather than an Arizona corporation. The Conversion shall have the effects specified in the relevant sections of the ARS and the Cayman Companies Law. The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

Section 2.2  Registration by Way of Continuation; Conversion Effective Time.  As soon as practicable following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 15.1, ID Cayman shall register by way of continuation as an exempted company under the Cayman Companies Law and file the relevant documents with the Registrar of Companies in the Cayman Islands in accordance with the Cayman Companies Law and the Arizona Corporation Commission in accordance with the relevant sections of the ARS. The Conversion shall become effective at the later of (1) the time of issuance by the Cayman Islands of a certificate of registration by way of continuation as an exempted company with respect to ID Cayman, and (2) the time of issuance of a certificate recognizing the Conversion by the Arizona Corporation Commission in accordance with the ARS (the “Conversion Effective Time”).

ARTICLE III

Charter Documents, Directors and Officers of Surviving Corporation and ID Cayman

Section 3.1  Articles of Incorporation of Surviving Corporation.  The Articles of Incorporation of ID Arizona in effect immediately prior to the Merger Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable Legal Requirements.

Section 3.2  Bylaws of Surviving Corporation.  The bylaws of ID Arizona in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable Legal Requirements.

Section 3.3  Directors of Surviving Corporation.  The directors of Ideation immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.4  Officers of Surviving Corporation.  The officers of Ideation immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.5  Memorandum and Articles of Association of ID Cayman.  The Memorandum and Articles of Association of ID Cayman shall be as set forth in Exhibit A attached hereto. The Memorandum and Articles of Association of ID Cayman shall, by resolution of ID Arizona shareholder(s) and/or directors, be effective upon the Conversion Effective Time.

Section 3.6  Directors of ID Cayman.  The directors of ID Arizona immediately prior to the Conversion Effective Time shall continue as the directors of ID Cayman, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Notwithstanding the foregoing, commencing on the Closing Date, the Combined Board will be established as provided for in Section 12.4 hereof.

Section 3.7  Officers of ID Cayman.  The officers of ID Arizona immediately prior to the Conversion Effective Time shall continue as the officers of ID Cayman, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE IV

Conversion and Exchange of Securities

Section 4.1  Conversion of Stock in the Merger.  At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

(a) Conversion of Ideation Shares.  Each Ideation Share issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable ID Arizona Share, to be delivered by ID Arizona in accordance with Section 4.3 below.

(b) Cancellation of ID Arizona Shares Owned by Ideation.  Each issued and outstanding ID Arizona Share that is owned by Ideation immediately prior to the Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Ideation Warrants Become ID Arizona Warrants.  All Ideation Warrants then outstanding shall remain outstanding and shall be assumed by ID Arizona and thereafter become ID Arizona Warrants. Each Ideation Warrant by virtue of becoming a ID Arizona Warrant shall be exercisable upon the same terms and conditions as in effect immediately prior to the Merger, except that upon the exercise of such ID Arizona Warrants, ID Arizona Shares shall be issuable in lieu of Ideation Shares. The number of ID Arizona Shares issuable upon the exercise of a ID Arizona Warrant immediately prior to the Merger Effective Time and the exercise price of each such ID Arizona Warrant shall be the same number of shares and price as in effect immediately prior to the Merger Effective Time. All ID Arizona Warrants shall entitle the holder thereof to purchase ID Arizona Shares in accordance with the terms of the documents governing the ID Arizona Warrants.

Section 4.2  Conversion of Securities in the Conversion.  At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the holder of any shares:

(a) Conversion of ID Arizona Shares.  Each issued and outstanding share of ID Arizona Common Stock (after giving effect to the Merger) shall be automatically converted into and deemed as one validly issued, fully paid and non-assessable ID Cayman Share in accordance with Section 4.3.

(b) Conversion of ID Arizona Warrants.  All ID Arizona Warrants then outstanding shall remain outstanding and shall be assumed by ID Cayman and thereafter become ID Cayman Warrants. Each ID Arizona Warrant by virtue of becoming a ID Cayman Warrant shall be exercisable upon the same terms and conditions as in effect immediately prior to the Conversion, except that upon the exercise of such ID Cayman Warrants, ID Cayman Shares shall be issuable in lieu of ID Arizona Shares. The number of ID Cayman Shares issuable upon the exercise of a ID Cayman Warrant immediately after the Conversion Effective Time and the exercise price of each such ID Cayman Warrant shall be the same number of shares and price as in effect immediately prior to the Conversion Effective Time. All ID Cayman Warrants shall entitle the holder thereof to purchase ID Cayman Shares in accordance with the terms of the documents governing the ID Cayman Warrants.

Section 4.3  Certificates Representing Ideation Securities.

(a) From and after the Merger Effective Time, all of the certificates and other documents or instruments that immediately prior to that time represented outstanding Ideation Securities (“Certificates”) shall be deemed for all purposes to evidence ownership of, and to represent, the ID Arizona Securities into which the Ideation Securities represented by such Certificates have been converted as herein provided. No certificates for ID Arizona Securities will be issued as a result of the Merger, and no holder of record of any Certificates shall be entitled to surrender any Certificate for cancellation to ID Arizona or its transfer agent in exchange for a certificate representing that number of ID Arizona Securities which such holder has the right to receive pursuant to the provisions of this Article IV. The registered owner on the books and records of ID Arizona or its transfer agent of any such Certificate shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the ID Arizona Securities evidenced by such Certificate as above provided.

(b) From and after the Conversion Effective Time, all of the outstanding Certificates shall be deemed for all purposes to evidence ownership of, and to represent, the ID Cayman Securities into which the ID Arizona Securities represented by such Certificates have been converted as herein provided. The holders of those Certificates representing ID Cayman Shares shall be entitled to be entered on the register of members of ID Cayman as holders of that number of ID Cayman Shares represented by the Certificates. The registered owner from time to time entered in the register of members of ID Cayman shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the ID Cayman Securities in respect of which it is a registered owner.

(c) At or after the Merger Effective Time, there shall be no transfers on the stock transfer or other books of Ideation of the Ideation Securities which were outstanding immediately prior to the Merger Effective Time. At or after the Conversion Effective Time, there shall be no transfers on the stock transfer or other books of ID Arizona of the ID Arizona Securities which were outstanding immediately prior to the Conversion Effective Time. If, after the Merger Effective Time but prior to the Conversion Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent, the presented Certificates shall be cancelled and exchanged after the Conversion Effective Time for certificates for ID Cayman Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV. If, after the Conversion Effective Time, Certificates are presented to ID Cayman or its transfer agent, the presented Certificates shall be cancelled and exchanged for certificates for or other applicable documents or instruments representing ID Cayman Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV (in the case of ID Cayman Shares, ID Cayman may elect to enter each holder of record of Certificates on the register of members of ID Cayman as the holder of that number of ID Cayman Shares represented by the Certificates, in lieu of or in addition to issuing share certificates for such ID Cayman Shares).

(d) Following the Conversion Effective Time, each holder of record of one or more Certificates may, but shall not be required to, surrender any Certificate for cancellation to ID Cayman or its transfer agent, and the holder of such Certificate shall be entitled to be entered on the register of members of ID Cayman as the holder of that number of ID Cayman Shares represented by the Certificates, as applicable, and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Ideation Securities which is not registered in the transfer records of Ideation or a transfer of ownership of ID Arizona Securities which is not registered in the transfer records of ID Arizona, a certificate or other applicable document or instrument representing the proper number of ID Cayman Securities may be issued to such a transferee (in the case of ID Cayman Shares, ID Cayman shall enter the transferee on the register of members of ID Cayman as the holder of the proper number of ID Cayman Shares, in lieu of or in addition to issuing share certificates for such ID Cayman Shares) if the Certificate representing such Ideation Securities or ID Arizona Securities is presented to ID Cayman or its transfer agent, accompanied by all documents required to evidence and effect such transfer (including a signed share transfer form and the requisite board resolution authorizing the updating of the register of members of ID Cayman to reflect such transfer) and to evidence that any applicable stock transfer taxes have been paid.

(e) In the event any Certificates representing the Ideation Securities shall have been lost, stolen or destroyed, ID Cayman shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates or documents representing the ID Cayman Securities to be issued to such holder pursuant to this Article IV (in the case of ID Cayman Shares, ID Cayman shall enter the holder on the register of members of ID Cayman as the holder of the proper number of ID Cayman Shares, in lieu of or in addition to issuing share certificates for such ID Cayman Shares); provided, however, that ID Cayman may, in its discretion and as a condition precedent to the issuance thereof (or entry on the register of members, as the case may be), require the owner of such lost, stolen or destroyed

Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ID Cayman with respect to the Certificates so alleged to have been lost, stolen or destroyed.

Section 4.4  Effect of the Conversion.  At the Conversion Effective Time, the effect of the Conversion shall be as provided in this Agreement and the applicable provisions of ARS and Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of ID Arizona shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of ID Cayman, which shall include the assumption by ID Cayman of any and all agreements, covenants, duties and obligations of ID Arizona, as the Surviving Corporation, set forth in this Agreement to be performed after the Closing.

Section 4.5  Exchange of Acquired Shares.  Immediately following the Conversion Effective Time, the Acquired Shares shall be repurchased by ID Cayman in exchange for ID Cayman Preferred Shares and New Warrants in accordance with Section 12.12 hereof, if applicable.

ARTICLE V

Share Exchange

Section 5.1  Share Exchange.  The Share Exchange will take place immediately after the Conversion Effective Time. The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

(a) Shares.  Upon the terms and subject to the conditions hereof, at the Closing, (i) each of the SM Shareholders shall sell, transfer, convey, assign and deliver to ID Cayman free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), all of the right, title and interest of each such SM Shareholder in and to the SM Shares set forth opposite such SM Shareholder’s name on Schedule B (which Schedule gives effect to the Preferred Conversion) and (ii) the Designated Agent shall sell, transfer, convey, assign and deliver (on behalf of the Non-signing SM Shareholder) to ID Cayman all of the right, title and interest of the Non-signing SM Shareholder in and to the Other SM Shares which, to the Knowledge of the SM Entities, shall be free and clear of all Liens (except for clause (a) of the definition of Permitted Liens). In exchange for such SM Shares, ID Cayman shall sell, issue and deliver to the SM Shareholders and the Non-signing SM Shareholder free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), the number of ID Cayman Shares set forth opposite the name of each such SM Shareholder and the Non-signing SM Shareholder on Schedule C, all in accordance with Section 5.2 hereof.

(b) Warrants.  Upon the terms and subject to the conditions hereof, at the Closing, each of the SM Warrantholders shall exchange, transfer, convey, assign and deliver to ID Cayman free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), all of the right, title and interest of each such SM Warrantholder in and to the SM Warrants, as set forth opposite such SM Warrantholder’s name on Schedule B. In exchange for such SM Warrants, ID Cayman shall issue and deliver to the SM Warrantholders, free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), (i) warrants to acquire the number of ID Cayman Shares set forth opposite each such SM Warrantholder’s name under “Warrant Allocation” on Schedule C at the exercise price per share set forth opposite each such SM Warrantholder’s name under “Warrant Allocation” on Schedule C; each such warrant to be in the form attached hereto as Exhibit B (the “New Warrants”) and (ii) a number of ID Cayman Shares calculated in accordance with Section 5.2(b). If and to the extent that prior to the Closing, the warrant coverage under the Linden Warrants increases pursuant to the terms thereof, then the aggregate number of ID Cayman Securities issuable to the SM Shareholders and SM Warrantholders hereunder on the Closing Date as set forth on Schedule C and New Options issuable to the SM Option holders hereunder pursuant to Section 5.1(c) shall be reduced, pro rata based on the number of SM Ordinary Shares owned by (or underlying SM Warrants and/or SM Options owned by) each of them, by the aggregate number of ID Cayman Shares underlying the additional New Warrants issuable to Linden Ventures pursuant to this Section on account of such additional warrant coverage.

(c) Restricted Shares.

(i) Upon the Closing, each outstanding award entitling the holder thereof to receive SM Restricted Shares pursuant to the Option Plan (each, an “SM Restricted Shares Award”), to the extent not fully vested as of the Closing, shall be assumed by ID Cayman and converted into an award entitling the holder thereof to receive ID Cayman Shares (a “New Restricted Shares Award”) as provided in this Section 5.1(c), without any further action by the holder thereof, and the holder of the New Restricted Shares Award shall no longer have any rights to SM Shares. Each New Restricted Shares Award shall entitle the holder thereof to receive a number of ID Cayman Shares equal to (i) the number of SM Ordinary Shares subject to the SM Restricted Shares Award multiplied by (ii) 0.0675374, rounded down to the nearest whole number of shares.

(ii) In all other regards, the terms of each New Restricted Shares Award shall be the same as the SM Restricted Shares Award which it replaces, and the Option Plan under which such SM Restricted Shares Award was initially granted as in effect immediately prior to the Closing shall continue to apply in all material respects to the New Restricted Shares Award, including all restrictions or limitations on transfer and vesting, to the extent that such restrictions or limitations shall not have already lapsed, after giving effect to the Closing.

(iii) ID Cayman shall take all corporate action necessary to assume the Option Plan at the Closing, reserve for issuance a sufficient number of ID Cayman Shares for delivery upon the vesting of the New Restricted Shares Awards and the exercise of the New Options (as set forth in Section 5.1(d) below) and to amend the Option Plan to provide that following the Closing the shares subject to the Option Plan shall be ID Cayman Shares, and the number of ID Cayman Shares issuable under the Option Plan shall be determined by multiplying the number of SM Ordinary Shares reserved for issuance under the Option Plan by 0.0675374 and rounded down to the nearest whole number of shares.

(iv) As soon as reasonably practicable following the Closing, ID Cayman shall file a registration statement on Form S-8 under the Securities Act covering the ID Cayman Shares issuable pursuant to the Option Plan and the New Restricted Shares Awards and New Options under Section 5.1(c) and Section 5.1(d) of this Agreement.

(d) Options.

(i) Upon the Closing, each outstanding and unexercised option to purchase SM Shares granted under the Option Plan (each, an “SM Option”), whether or not exercisable or vested, shall be assumed by ID Cayman and converted into an option to purchase ID Cayman Shares (a “New Option”) as provided in this Section 5.1(d), without any further action by the holder thereof and the holder of the New Option shall have no further rights to acquire any SM Shares. Each New Option shall be exercisable for a number of ID Cayman Shares equal to (i) the number of SM Ordinary Shares subject to the SM Option multiplied by (ii) 0.0675374, rounded down to the nearest whole number of shares. The per share exercise price of each New Option shall equal (A) the per share exercise price of the SM Option divided by (B) 0.0675374, rounded up to the nearest whole cent.

(ii) In all other regards, the terms of each New Option shall be the same as the SM Option which it replaces, and the Option Plan under which such SM Option was initially granted as in effect immediately prior to the Closing shall continue to apply in all material respects to the New Options, including all restrictions or limitations on transfer and vesting, to the extent that such restrictions or limitations shall not have already lapsed, after giving effect to the Closing.

(e) Interim Notes.  Upon the Closing, the principal amount outstanding under each Interim Note as of the Closing and US$10,000,000 of the principal amount outstanding under the Linden Note as of the Closing shall be converted into either (i) in the event that ID Cayman Preferred Shares will be issued pursuant to Section 12.12, a number of ID Cayman Preferred Shares calculated by dividing such outstanding principal amount by US$7.8815, rounding up to the nearest whole share, and a number of New Warrants, each such New Warrant to purchase 0.25 of an ordinary share of ID Cayman at an exercise price per such ordinary share of $7.8815, equal to such number of ID Cayman Preferred Shares or (ii) in any other event, a number of ID Cayman Shares calculated by dividing such outstanding principal amount by US$7.8815, rounding up to the nearest whole share. At the Closing, (x) US$5,000,000 of the principal amount outstanding under the Linden Note plus all accrued and unpaid interest on the Linden Note, plus US$20,000 as reimbursement for Linden Ventures’ legal expenses, shall be paid in cash to Linden Ventures and (y) all accrued and unpaid interest under the Interim Notes shall be paid in cash to the holders thereof.

Section 5.2  Equity Payment.

(a) Initial Equity Payment.  Upon the terms and subject to the conditions hereof, at the Closing, ID Cayman shall issue and deliver to each SM Shareholder and the Non-signing SM Shareholder the number of ID Cayman Shares set forth opposite the name of each such Person on Schedule C in the column entitled “Initial Equity Payment,” representing, in the aggregate 6,865,341 ID Cayman Shares (the “Initial Equity Payment”).

(b) Earn-Out Share Payments.  ID Cayman shall issue and deliver ID Cayman Shares (the “Earn-Out Shares”), up to a maximum number of 10,150,352 (the “Maximum Earn-Out Shares”) to the SM Warrantholders, the SM Shareholders and the Non-signing SM Shareholder in accordance with the terms set forth below. Any such delivery of Earn-Out Shares is referred to herein as the “Earn-Out Share Payment.” Notwithstanding anything to the contrary in this Agreement, and irrespective of whether such Person becomes an “SM Shareholder” or a “Non-signing SM Shareholder” after the date hereof, (i) a holder of an SM Restricted Shares Award (whether vested or unvested) shall have no right to receive any part of any Earn-Out Share Payment hereunder with respect to any SM Shares or ID Cayman Shares received upon vesting of such SM Restricted Shares Award or any New Restricted Shares Award and (ii) a holder of an SM Option (whether vested or unvested) shall have no right to receive any part of any Earn-Out Share Payment hereunder with respect to any SM Shares or ID Cayman Shares received upon exercise of the SM Option.

(i) Adjusted Net Income Target Achieved in FY2009.  If FY2009 Adjusted Net Income (as calculated herein) equals or exceeds $25.7 million, then ID Cayman shall issue and deliver to the SM Warrantholders, the SM Shareholders and the Non-signing SM Shareholder an aggregate number of Earn-Out Shares calculated in accordance with the formula set forth below. If FY2009 Adjusted Net Income equals or exceeds $38.4 million, FY2009 Adjusted Net Income shall be deemed to be equal to $38.4 million for purposes of such formula.

Earn-Out Shares	=	(FY2009 Adjusted Net Income - $25.7 million) $12.7 million	x	Maximum Earn-Out Shares

The aggregate Earn-Out Shares earned hereunder (if any) shall be allocated to each SM Warrantholder, SM Shareholder and the Non-signing SM Shareholder in accordance with the percentage set forth opposite the name of each such SM Warrantholder, SM Shareholder and the Non-signing SM Shareholder in the applicable column of Schedule C.

(ii) FY2009 Adjusted Net Income Target not Achieved; Unearned Portion.  The difference (if any) between the Earn-Out Shares deliverable pursuant to Section 5.2(b)(i) and the Maximum Earn-Out Shares is the “Unearned Portion.” If the closing price per ID Cayman ordinary share on the AMEX (or such other public trading market on which the ID Cayman Shares may be trading at such time) for any thirty (30) consecutive trading days during the period from the date of the public announcement of the execution of this Agreement to April 15, 2010 is equal to or greater than $11.82, then ID Cayman shall issue and deliver to the SM Warrantholders, SM Shareholders and the Non-signing SM Shareholder an aggregate number of additional Earn-Out Shares equal to the Unearned Portion. Such additional Earn-Out Shares shall be allocated to each SM Warrantholder, SM Shareholder and the Non-signing SM Shareholder in accordance with the percentage set forth opposite the name of each such SM Warrantholder, SM Shareholder and the Non-signing SM Shareholder in the applicable column of Schedule C.

(iii) FY2009 Adjusted Net Income Target Not Achieved; Unearned Portion Not Paid.  Except as set forth in Section 5.2(b)(i) and Section 5.2(b)(ii), ID Cayman shall have no obligation to issue and the SM Warrantholders, the SM Shareholders and the Non-signing SM Shareholder shall have no right to receive any Earn-Out Shares.

(iv) Calculation of Adjusted Net Income and/or the Unearned Portion.  Within six months after the end of FY2009, ID Cayman shall prepare and deliver to the SM Shareholders’ Representatives and the Independent Directors (i) the calculation of FY2009 Adjusted Net Income for purposes of this Section 5.2(b) and (ii) a determination (together with reasonable supporting documentation) as to whether the Unearned Portion (if any) has been earned in accordance with Section 5.2(b)(ii). The SM Shareholders’ Representatives shall have all reasonable rights of access to the corporate books and records of ID Cayman for purposes of this Section. If the SM Shareholders’ Representatives or the Independent Directors dispute the calculation of FY2009 Adjusted Net Income and/or the Unearned Portion for the time period in question, the parties shall negotiate for thirty (30) days in good faith to resolve such dispute. If after such 30-day period such parties still cannot agree, they shall submit to an international accounting firm reasonably acceptable to them (the “Unaffiliated Accountants”) all relevant financial and trading data as well as this Agreement, and the disputed item or items in such calculation, for final and binding arbitration and resolution before a representative of the Unaffiliated Accountants (limited to only those items and amounts in dispute and those items that are derived therefrom). The decision and award of the Unaffiliated Accountants shall be final and binding among the Parties hereto. The applicable portion of the Earn-Out Shares to be issued and delivered to the SM Warrantholders, SM Shareholders and the Non-signing SM Shareholder, if any, shall be issued within thirty (30) days following the final determination of FY2009 Adjusted Net Income hereunder and/or the final determination as to any entitlement to the Unearned Portion hereunder.

(v) Change of Control.  If on or prior to April 15, 2010 a bona fide definitive agreement is executed and the subsequent consummation of the transactions contemplated by such agreement results in a Change of Control of ID Cayman, then regardless of whether FY2009 Adjusted Net Income has been achieved and/or whether the Unearned Portion has been earned pursuant to Section 5.2(b)(ii), ID Cayman shall issue and deliver to each SM Shareholder, SM Warrantholder and the Non-signing SM Shareholder such number of Earn-Out Shares equal to the product of (A) the percentage set forth opposite the name of each such SM Warrantholder, SM Shareholder and the Non-signing SM Shareholder in the applicable column of Schedule C and (B) the Maximum Earn-Out Shares, if (x) such Change of Control is approved by a majority of the independent directors then on the board of directors of ID Cayman or (y) the acquisition consideration delivered to the shareholders of ID Cayman in the Change of Control has a value (as determined in good faith by a majority of the independent directors then on the board of directors of ID Cayman) that is equal to at least $11.82 per share on a fully diluted basis (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events). Such Earn-Out Share Payments shall be issued and delivered promptly after the occurrence of such Change of Control.

Section 5.3  SM Option, SM Restricted Shares and SM Warrant Exercises/Vesting.

(a) Options.  If, on or prior to the Closing, any holder of SM Options exercises such options for SM Shares, then (i) the SM Entities shall use commercially reasonable efforts to cause such holder to execute and deliver a counterpart or joinder to this agreement (a “Joinder”) to become bound hereunder as an SM Shareholder or, if such Joinder is not so obtained, the SM Entities, to the maximum extent permitted by the Company Memorandum, shall cause such holder to be treated as a Non-signing SM Shareholder hereunder (and such holder shall be included in the definition thereof and the SM Shares owned by him or it shall be included in the definition of Other SM Shares) and shall appoint the Designated Agent to act on such holder’s behalf hereunder, and (ii) Schedule B (or B-1, as applicable) and Schedule C hereof (with respect to the Initial Equity Payment only) shall be amended to include such holder as an SM Shareholder (or a Non-signing SM Shareholder) and to allocate to such holder at the Closing in respect of such SM Options the aggregate number of ID Cayman Shares that such holder would have received upon exercise of the New Options issued to him or it pursuant to the terms hereof had such SM Options remained outstanding as of the Closing, after taking account of any cashless or net exercise of the SM Options.

(b) SM Restricted Shares.  If, on or prior to the Closing, any part of an SM Restricted Shares Award becomes vested, then (i) the SM Entities shall use commercially reasonable efforts to cause the holder of the SM Shares received in connection with such vesting to execute and deliver a Joinder to become bound hereunder as an SM Shareholder with respect to such SM Shares or, if such Joinder is not so obtained, the SM Entities, to the maximum extent permitted by the Company Memorandum, shall cause such holder to be treated as a Non-signing SM Shareholder hereunder (and such holder shall be included in the definition thereof and the SM Shares owned by him or it shall be included in the definition of Other SM Shares) and shall appoint the Designated Agent to act on such holder’s behalf hereunder, and (ii) Schedule B (or B-1, as applicable) and Schedule C (with respect to the Initial Equity Payment only) hereof shall be amended to include such holder as an SM Shareholder (or a Non-signing SM Shareholder) and to allocate to such holder at the Closing in respect of such SM Shares the aggregate number of ID Cayman Shares that such holder would have received in the form of a New Restricted Shares Award pursuant to the terms hereof had such SM Restricted Shares Award not vested as of the Closing, but not any Earn-Out Shares under Section 5.2(b) with respect to such Restricted Shares.

(c) Warrants.  If, on or prior to the Closing, any SM Warrantholder exercises any of its SM Warrants, then Schedule B and Schedule C hereof shall be amended to allocate to such holder at the Closing in respect of such SM Warrants the aggregate number of ID Cayman Shares that such holder would have received upon exercise of the New Warrants issued to him or it pursuant to the terms hereof had such SM Warrants remained outstanding as of the Closing, after taking into account any cashless or net exercise of the SM Warrants.

Section 5.4  Adjustments to Shares.  The Initial Equity Payment and any Earn-Out Share Payments shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Ideation Securities, ID Cayman Securities, SM Shares, SM Options or SM Warrants occurring on or after the date hereof.

Section 5.5  No Fractional Shares.  No fractions of ID Cayman Shares shall be issued in connection with the Share Exchange. Any holder of SM Shares who would otherwise be entitled to receive a fraction of an ID Cayman Share (after aggregating all fractional ID Cayman Shares issuable to such holder) shall, in lieu of such fraction of a share, receive one whole ID Cayman Share.

ARTICLE VI

The Closing

Section 6.1  Closing.  The Closing (the “Closing”) of the Merger, Conversion, Share Exchange and the other transactions contemplated hereby (the “Transactions”), shall take place at the offices of Akerman Senterfitt in Miami, FL commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing), or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).

Section 6.2  Deliveries of the Parties.  At the Closing, (i) the SM Parties (directly and/or through their nominees) shall deliver to the Ideation Parties the various certificates, opinions, instruments, agreements and documents referred to in Section 13.2 below, (ii) the Ideation Parties shall deliver to the SM Parties (directly and/or through their nominees), as applicable, the various certificates, opinions, instruments, agreements and documents referred to in Section 13.1 below, (iii) each of the SM Shareholders shall deliver (and the Designated Agent shall deliver, on behalf of the Non-signing SM Shareholder) to the Ideation Parties (a) a certificate representing the right, title and interest in and to the SM Shares set forth opposite the name of such SM Shareholder or the Non-signing SM Shareholder on Schedule B (or Schedule B-1, in the case of the Non-signing SM Shareholder), properly endorsed for transfer by the holder thereof (which, in the case of the Non-signing SM Shareholder, shall be the Designated Agent) or accompanied by the appropriate stock powers or otherwise appropriately assigned, (b) a copy of resolutions of the board of directors of SM Cayman and any SM Shareholder that is an entity authorizing the transfer of the SM Shares (it being agreed that, with respect to Deutsche Bank AG, Hong Kong Branch, this requirement shall be satisfied through the delivery of documentation evidencing that all necessary corporate action has been taken to authorize the transfer of the SM Shares held by Deutsche Bank AG, Hong Kong Branch) and updating the register of members of SM Cayman, and (c) a duly certified (by the registered agent or any officer or director of SM Cayman) copy of the updated register of members of SM Cayman reflecting the acquisition by ID Cayman of the SM Shares from the SM Shareholders and the Designated Agent on behalf of the Non-signing SM Shareholder pursuant to this Agreement, (iv) ID Cayman shall deliver to the SM Shareholders and to the Non-signing SM Shareholder (directly or through their designated nominees) a duly certified copy of the register of members of ID Cayman reflecting the issuance of the ID Cayman Shares pursuant to the Initial Equity Payments to the SM Shareholders and to the Non-signing SM Shareholder and the New Warrants to the SM Warrantholders and (v) each SM Entity shall deliver to the Ideation Parties a validly executed IRS Form 8832 with respect to such SM Entity and each of its Subsidiaries, as described in Section 12.7 below (including thereon a previously-obtained United States Taxpayer Identification Number for such entity and its owner(s), as required by such form).

Section 6.3  Additional Agreements.  At the Closing, the following agreements (collectively, the “Transaction Documents”) will have been duly executed by each party thereto, delivered or otherwise effectuated:

(i) the Lock-Up Agreements;

(ii) the Registration Rights Agreement;

(iii) the New Warrants; and

(iv) the Voting Agreement.

The New Warrants issued to Linden Ventures will have an exercise price of $6.30, cashless or net exercise provisions and an expiration date which is no earlier than the expiration date of the SM Warrants currently held by Linden Ventures; and the term of Linden Ventures’ Lock-Up Agreement will not be longer than the term of the Lock-Up Agreement of any other party.

Section 6.4  Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.

ARTICLE VII

Representations and Warranties of SM Parties

Except as set forth in the Disclosure Schedule of the SM Parties attached hereto as Schedule D (the “SM Disclosure Schedule”) (i) the Designated Agent, severally and not jointly, represents and warrants (solely as agent for, and on behalf of, the Non-signing SM Shareholder and without personal liability therefor, and solely with respect to the Other SM Shares) as to the matters set forth in Section 7.1(a) and Section 7.3(c) and (d), (ii) each of the SM Institutional Shareholders, severally and not jointly, represents and warrants (but solely with respect to itself and its SM Shares) as to the matters set forth in Section 7.1(a), the first sentence of Section 7.2 and Section 7.3(a), (c) and (d), (iii) Linden Ventures, severally and not jointly, represents and warrants, solely with respect to itself and not with respect to the Group Companies or the SM Parties, as to the matters set forth in the first sentence of Section 7.2, Section 7.3(a) and Section 7.3(d) (it being understood that references to “SM Parties” therein shall be deemed to refer to Linden Ventures) and (iv) each of the SM Parties (other than the SM Institutional Shareholders and the Designated Agent) jointly and severally represents and warrants to the Ideation Parties as follows:

Section 7.1  SM Shares.

(a) Valid Title.  Except as set forth in Section 7.1(a) of the SM Disclosure Schedule, the SM Shareholders and the Non-signing SM Shareholder (as applicable) are the registered and beneficial owners of the SM Shares as set forth on Schedule B and B-1 and have valid title to the SM Shares, with the right and authority to sell and deliver such SM Shares. Except as set forth in Section 7.1(a) of the SM Disclosure Schedule, upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated, or a duly executed share transfer form, and upon registering of ID Cayman as the new owner of such SM Shares in the register of members of SM Cayman, ID Cayman will receive valid title to such SM Shares, free and clear of all Liens (except for clause (a) of the definition of Permitted Liens).

(b) Capital Structure.  The authorized share capital of SM Cayman and the total number of issued and outstanding shares and shares reserved for issuance under the Option Plan and the SM Warrants are set forth in Section 7.1(b) of the SM Disclosure Schedule. Except as set forth in Section 7.1(b) of the SM Disclosure Schedule: (i) no shares or other voting securities of SM Cayman are issued, reserved for issuance or outstanding; (ii) all outstanding shares of SM Cayman are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the SM Constituent Instruments or any Contract to which any of the SM Parties or any Group Company is a party or otherwise bound; (iii) there are no bonds, debentures, notes or other indebtedness of SM Cayman having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of SM Cayman may vote (“Voting SM Debt”); (iv) except for the SM Options, the SM Restricted Shares Awards and the SM Warrants, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which SM Cayman is a party or is bound (A) obligating SM Cayman to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of or other equity interest in, SM Cayman or any Voting SM Debt, or (B) obligating SM Cayman to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; (v) except as contemplated by this Agreement, there are no outstanding contractual obligations of SM Cayman to repurchase, redeem or otherwise acquire any of its shares; and (vi) except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, or other agreement or understanding to which SM Cayman is a party or by which SM Cayman is bound with respect to any equity security of any class of SM Cayman. A complete and accurate listing of (x) the SM Options and the SM Restricted Shares Awards (including a vesting schedule for each) and the holders thereof as of the date hereof is set forth in Section 7.1(b) of the SM Disclosure Schedule, and (y) the SM Warrants and the holders thereof as of the date hereof is set forth in Schedule B.

Section 7.2  Organization and Standing.  Except as set forth in Section 7.11 of the SM Disclosure Schedule, each of the SM Parties and the other Group Companies (if an entity) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its respective jurisdiction of incorporation, organization or formation. Each of the Group Companies is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of the Group Companies has all requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted. SM Cayman has delivered to Ideation true and complete copies of the SM Constituent Instruments. The minute books and registers of SM Cayman, Ad-icon Company Limited and Great Talent Holding Limited are true and complete in all material respects and copies of such documents, together with true and correct copies of the minute books and registers of the other Group Companies, have been made available to Ideation. The share transfer, warrant and option transfer and ownership records of the Group Companies are true and complete in all material respects. Copies of such records have been made available to Ideation.

Section 7.3  Authority; Execution and Delivery; Enforceability.

(a) Each of the SM Parties (and their respective nominees), if an entity, has all requisite corporate or other entity power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance by the SM Parties of this Agreement and the consummation by them of the Transactions have been duly authorized and approved by the board of directors or other governing body of each of the SM Parties (if an entity) (it being agreed that, with respect to Deutsche Bank AG, Hong Kong

Branch, this requirement shall be satisfied through the delivery of documentation evidencing that all necessary corporate action has been taken to authorize and approve such matters), such authorization and approval remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of any such entities are necessary to authorize this Agreement and the Transactions.

(b) The appointment of the Designated Agent to act for and on behalf of the Non-signing SM Shareholder in accordance with this Agreement has been duly authorized by the board of directors of SM Cayman, such authorization and approval is valid, effective and enforceable, remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of SM Cayman or any other Person are necessary to authorize such appointment. The Designated Agent has full power and authority to transfer the Other SM Shares pursuant to the terms hereof and (except as set forth in Section 7.1(a) of the SM Disclosure Schedule) such transfer shall be valid, effective and enforceable in accordance with all applicable Legal Requirements.

(c) The appointment of the SM Shareholders’ Representatives to act for and on behalf of the SM Shareholders and the Non-signing SM Shareholder has been duly authorized by the SM Shareholders and the Designated Agent on behalf of the Non-signing SM Shareholder, such authorization and approval is valid, effective and enforceable, remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of the SM Shareholders and the Non-signing SM Shareholder or any other Person are necessary to authorize such appointment.

(d) Each of this Agreement and the Transaction Documents to which any SM Party is a party has been duly executed and delivered by such party and constitutes the valid, binding, and enforceable obligation of each of them, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.4  Subsidiaries and Other Group Companies.

(a) Section 7.4(a) of the SM Disclosure Schedule lists all Subsidiaries of SM Cayman and indicates as to each the type of entity and its jurisdiction of organization. Except as set forth in Section 7.4(a) of the SM Disclosure Schedule, SM Cayman does not directly or indirectly own any other equity or similar interest in or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 7.4(a) of the SM Disclosure Schedule, SM Cayman is the direct, indirect or beneficial owner of all registered capital or outstanding shares of capital stock (as applicable) of its Subsidiaries, and all such registered capital and shares are duly authorized, validly issued, fully paid and nonassessable and are owned by SM Cayman free and clear of all Liens (except for clause (a) of the definition of Permitted Liens). Except as set forth in Section 7.4(a) of the SM Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries of SM Cayman or otherwise obligating any Subsidiaries of SM Cayman to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) The registered capital of Jingli Shanghai and the total number of shares and type of all authorized, issued and outstanding capital stock of Jingli Shanghai are set forth in Section 7.4(b) of the SM Disclosure Schedule. Except as set forth in Section 7.4(b) of the SM Disclosure Schedule: (i) no shares of capital stock or other voting securities of Jingli Shanghai are issued, reserved for issuance or outstanding; (ii) all registered capital of Jingli Shanghai is duly authorized, validly issued, fully paid and nonassessable and is not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the SM Constituent Instruments or any Contract to which any of the SM Parties or other Group Companies is a party or otherwise bound; (iii) there are no bonds, debentures, notes or other indebtedness of Jingli Shanghai having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of capital stock of Jingli Shanghai may vote (“Voting Jingli Debt”); (iv) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Jingli Shanghai is a party or is bound (A) obligating Jingli Shanghai to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Jingli Shanghai or any Voting SM Debt or (B) obligating Jingli Shanghai to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; (v) there are no outstanding contractual obligations of Jingli Shanghai to repurchase, redeem or otherwise acquire any shares of Jingli Shanghai capital stock; and (vi) there are no registration rights (or equivalent concept) and there is no voting trust, proxy, or other agreement or understanding to which Jingli Shanghai is a party or by which Jingli Shanghai is bound with respect to any equity security of any class of Jingli Shanghai.

(c) Section 7.4(c) of the SM Disclosure Schedule lists all Subsidiaries of Jingli Shanghai and indicates as to each the type of entity and its jurisdiction of organization. Except as set forth in Section 7.4(c) of the SM Disclosure Schedule, Jingli Shanghai does not directly or indirectly own any other equity or similar interest in or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Jingli Shanghai is the direct owner of all registered capital of its Subsidiaries, and all such registered capital is duly authorized, validly issued, fully paid and nonassessable and is owned by Jingli Shanghai free and clear of all Liens (except for clause (a) of the definition of Permitted Liens). There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries of Jingli Shanghai or otherwise obligating any Subsidiaries of Jingli Shanghai to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(d) In respect of each Group Company that is organized and existing under the laws of the PRC (except as set forth in Section 7.4(d) of the SM Disclosure Schedule), the full amount of the registered capital thereof has been contributed, such contribution has been duly verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of the certified accountant evidencing such verification has been registered with the SAIC.

Section 7.5  No Conflicts.  Except as set forth in Section 7.5 of the SM Disclosure Schedule, the execution and delivery of this Agreement or any of the Transaction Documents by each of the SM Parties and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of any Group Company under any provision of: (i) any SM Constituent Instrument; (ii) any Material Contract (as defined in Section 7.18 herein) to which any Group Company is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) any material Permit of any Group Company; (b) subject to the filings and other matters referred to in Section 7.6, conflict with or violate in any material respect any Judgment or Legal Requirement applicable to any Group Company, or its properties or assets; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Material Contract to which any Group Company is a party; or (d) cause any of the assets owned by any Group Company to be reassessed or revalued in any material respect by any Governmental Authority, except, in the case of clauses (a)(ii), (a)(iii), (b), (c), and (d) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Group Companies, taken as a whole.

Section 7.6  Consents and Approvals.  Except as set forth in Section 7.6 of the SM Disclosure Schedule, no material consent, approval, license, permit, order or authorization of, or material registration, declaration or filing with any Governmental Authority (“Consent”) is required to be obtained or made by or with respect to any Group Company in connection with the execution, delivery and performance of this Agreement or the consummation of any of the Transactions.

Section 7.7  Financial Statements.

(a) SM Cayman has furnished Ideation (i) (x) the audited financial statements for Shanghai Sige Advertising and Media Co., Ltd. and Shenzhen Dale Advertising Co., Ltd. for the fiscal year ended December 31, 2006 (the “Predecessor Audited Financial Statements”) and (y) the audited consolidated financial statements for SM Cayman and the Group Companies required to be included in such financial statements for the fiscal year ended December 31, 2007 (the “Audited Financial Statements”) and (ii) the unaudited consolidated financial statements for SM Cayman and the Group Companies required to be included in such financial statements for the six-month period ended June 30, 2008 (the “Unaudited Financial Statements,” and together with the Predecessor Audited Financial Statements and the Audited Financial Statements, the “SM Financial Statements”). The Predecessor Audited Financial Statements and the Audited Financial Statements, including the notes thereto, have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the period involved (except as may be otherwise specified in the notes thereto). The Unaudited Financial Statements have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the period involved. The Predecessor Audited Financial Statements fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flow of Shanghai Sige Advertising and Media Co., Ltd. and Shenzhen Dale Advertising Co., Ltd. as of the date, and for the period, indicated therein and are accompanied by an unqualified opinion of an internationally recognized and U.S. registered independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board. The Audited Financial Statements fairly present in all material respects the consolidated financial condition and operating results, change in stockholders’ equity and cash flow of SM Cayman and the Group Companies required to be included in such financial statements as of the date, and for the period, indicated therein and are accompanied by an unqualified opinion of an internationally recognized and U.S. registered independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board. The Unaudited Financial Statements fairly present in all material respects the consolidated financial condition and operating results, change in stockholders’ equity and cash flow of SM Cayman and the Group Companies required to be included in such financial statements as of the date, and for the period, indicated therein, subject to normal year-end audit adjustments, none of which shall, in the aggregate, be material.

(b) The Group Companies do not have any Off-Balance Sheet Arrangements.

(c) The Group Companies have implemented and maintain a system of internal accounting controls to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and US GAAP, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) True and complete copies of each acquisition contract between Jingli Shanghai and any other Person relating to the acquisition of any Subsidiary of Jingli Shanghai or its business (by asset or share purchase, share exchange, merger, or otherwise) have been provided to Ideation if such contract is still in full force and effect and provides for any earn-out, installment or other contingent payments due from Jingli Shanghai or any other Group Company to any other Person pursuant to its terms.

Section 7.8  Absence of Certain Changes or Events.  Except as disclosed in the SM Financial Statements or in Section 7.8 of the SM Disclosure Schedule, from June 30, 2008 to the date of this Agreement, there has not been:

(a) any event, situation or effect (whether or not covered by insurance) that has resulted in, or to the SM Entities’ Knowledge is reasonably likely to result in, a Material Adverse Effect on the Group Companies, taken as a whole;

(b) any material damage, destruction or loss to, or any material interruption in the use of, any of the assets of any of the Group Companies (whether or not covered by insurance);

(c) any material change to, or amendment or waiver of a material term of, a Material Contract by which any of the Group Companies or any of its respective assets is bound or subject;

(d) any mortgage, pledge, transfer of a security interest in, or Lien, created by any of the Group Companies or to which any such Group Company’s properties, assets or rights is subject, with respect to any of its material properties, assets or rights, except for Permitted Liens;

(e) any payments, loans or guarantees made by any of the Group Companies to or for the benefit of any of its officers or directors, or any members of their immediate families, or any material payments, loans or guarantees made by the Group Companies to or for the benefit of any of its employees or any members of their immediate families, in each case other than payment of ordinary course compensation and benefits, travel advances and other advances made in the ordinary course of its business;

(f) any change of the identity of its auditors or material alteration of any Group Company’s method of accounting or accounting practice;

(g) any declaration, accrual, set aside or payment of dividend or any other distribution of cash or other property in respect of any shares of capital stock of any Group Company or any purchase, redemption or agreements to purchase or redeem by any Group Company of any shares of capital stock or other securities;

(h) any sale, issuance or grant, or authorization of the issuance of equity securities of any Group Company, except pursuant to the Option Plan;

(i) any amendment to any SM Constituent Instruments;

(j) any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Group Company;

(k) any creation of any Subsidiary of any of the Group Companies or acquisition by any of the Group Companies of any assets (other than in the ordinary course of business), equity interest or other interest in any other Person;

(l) any material Tax election by any Group Company, any change in accounting method in respect of Taxes, any amendment to any Tax Returns, entry into any closing or equivalent agreement, any settlement of any claim or assessment in respect of any Taxes, or any consent to any waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;

(m) any commencement or settlement of any material Actions by any of the Group Companies;

(n) any granting by any Group Company of any material increases in compensation (excluding sales commissions) or fringe benefits (in the aggregate), except for normal increases of base salary in the ordinary course of business not exceeding US$1,000,000 on an annualized basis in the aggregate, or any payment by any Group Company of any bonuses (excluding sales commissions), or any granting by any Group Company of any material increases in severance or termination pay or any entry by any Group Company into any currently effective employment, severance, termination or indemnification agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving any Group Company of the nature contemplated by this Agreement;

(o) any transfer or license to any Person or entity of any material Intellectual Property Rights in excess of US$250,000;

(p) other than in the ordinary course of business, any sale, lease, license or other disposal of or encumbrance of any of its properties or assets which are material, individually or in the aggregate, to its business in excess of US$250,000;

(q) any payment, discharge, or satisfaction in an amount in excess of US$250,000 of any single claim (or series of related claims), liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the SM Financial Statements or incurred in the ordinary course of business;

(r) any capital expenditures, capital additions or capital improvements, except in the ordinary course of business, that exceed US$250,000 individually or in the aggregate;

(s) any opening or closing of any significant facility or office;

(t) any material revaluation by any Group Company of any of its assets, including, without limitation, writing down the value of a material amount of capitalized inventory or writing off a material amount of notes or accounts receivable; or

(u) any negotiations, arrangement or commitment by any of the Group Companies to take any of the foregoing actions.

Section 7.9  No Undisclosed Liabilities.  Except as set forth in Section 7.9 of the SM Disclosure Schedule, the Group Companies (considered as a whole) have no obligations or liabilities of any nature (matured or unmatured, fixed or contingent, known or unknown), other than (a) those set forth or adequately provided for in the Balance Sheet included in the Unaudited Financial Statements (the “SM Balance Sheet”), (b) those incurred since the SM Balance Sheet date that do not exceed US$1,000,000 in the aggregate and (c) those incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

Section 7.10  Litigation.  Except as set forth in Section 7.10 of the SM Disclosure Schedule, as of the date of this Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against any of the Group Companies, any of their respective officers or directors (in their capacities as such) or any of their respective properties before or by any Governmental Authority which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) if there were an unfavorable decision, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect on the Group Companies, taken as a whole. Except as set forth Section 7.10 of the SM Disclosure Schedule, there is no material Judgment imposed upon any of the Group Companies, any of their respective officers or directors (in their capacities as such) or any of their respective properties. Neither the Group Companies, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the securities laws of any Governmental Authority or a material claim of breach of fiduciary duty.

Section 7.11  Licenses, Permits, Etc.  Except as set forth in Section 7.11 of the SM Disclosure Schedule, each of the Group Companies possesses all material Permits necessary to conduct the business engaged in by such Group Company in the manner currently conducted. Such material Permits are described or set forth on Section 7.11 of the SM Disclosure Schedule. True, complete and correct copies of the material Permits issued to the Group Companies have previously been delivered to Ideation. All such material Permits are in full force and effect. Except as set forth in Section 7.11 of the SM Disclosure Schedule, each Group Company has complied with all terms of such material Permits in all material respects. Except as set forth in Section 7.11 of the SM Disclosure Schedule, no Group Company is in material default under any of such material Permits, and to the Knowledge of the SM Entities, no event has occurred and no condition exists which, with the giving of notice or the passage of time, or both, would constitute a default thereunder.

Section 7.12  Title to Properties.

(a) Real Property.  Section 7.12(a) of the SM Disclosure Schedule contains an accurate and complete list and description of (i) all real properties owned or leased by any Group Company (except for such leased real estate for which the annual rental payment is less than US$20,000) (collectively, the “Real Property”), and (ii) any lease under which any such Real Property is possessed and which involves an annual rental payment of US$20,000 or more (the “Real Estate Leases”), provided, that leases and similar Contracts with respect to elevators and billboard locations shall be deemed not to be leases of Real Property. None of the Group Companies is in material default under any of the Real Estate Leases, and to the Knowledge of the SM Entities, there is no material default by any of the lessors thereunder. No Group Company owns any real property.

(b) Tangible Personal Property.  The Group Companies are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all material tangible personal property as reflected in the SM Financial Statements, and material tangible personal property acquired since June 30, 2008 (collectively, the “Tangible Personal Property”), other than such Tangible Personal Property disposed of in the ordinary course of business with a value not exceeding US$100,000. All Tangible Personal Property is free and clear of all Liens other than Permitted Liens. The Tangible Personal Property is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Legal Requirements. No Group Company has granted any lease, sublease, tenancy or license to any material portion of the Tangible Personal Property.

Section 7.13  Intellectual Property.  Section 7.13 of the SM Disclosure Schedule sets forth a description of any patents, trademarks, domain names, copyrights, and any applications therefor which are material to the conduct of the business of the Group Companies (taken as a whole). Except as set forth in Section 7.13 of the SM Disclosure Schedule, the Group Companies own, free and clear of any Liens, other than Permitted Liens, or are validly licensed or otherwise have the right to use, all patents, trademarks, domain names and copyrights listed on Section 7.13 of the SM Disclosure Schedules and all trade names, service marks, computer software and Trade Secrets material to the conduct of their business (taken as a whole) as currently conducted (“Intellectual Property Rights”). Except as set forth in Section 7.13 of the SM Disclosure Schedule, (i) no material claims are pending or, to the Knowledge of the SM Entities, threatened that any of the Group Companies is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right; and (ii) to the Knowledge of the SM Entities, no Person is infringing the rights of the Group Companies with respect to any Intellectual Property Right.

Section 7.14  Taxes.

(a) The Group Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns relating to Taxes determined by reference to income, earnings, or revenues and all other material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) any of the Group Companies were (and, as to a Tax Return not filed as of the date hereof, will be) in all material respects true, complete and accurate. All material Taxes due and payable by each of the Group Companies have been paid by such Group Company in compliance with applicable Legal Requirements and there are no unpaid material Taxes claimed to be due in writing, or, to the Knowledge of the SM Entities, otherwise claimed, by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim in writing or, to the Knowledge of the SM Entities, any other claim, for additional material Taxes for any period for which Tax Returns have been filed.

(b) Section 7.14(b) of the SM Disclosure Schedule lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to the Group Companies, and indicates those Tax Returns that have been audited or that are currently the subject of an audit since December 31, 2007. None of the Group Companies has received any notice in writing or, to the Knowledge of the SM Entities, any other notice, that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. The SM Entities have delivered or made available to Ideation correct and complete copies of all Tax Returns, correspondence with Governmental Authorities regarding Taxes, examination reports, and statements of deficiencies filed by, assessed against or agreed to by any of the Group Companies, for and during fiscal years 2007 and 2008.

(c) The SM Financial Statements reflect an adequate reserve for all Taxes payable by the Group Companies (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. None of the Group Companies is either a party to or bound by any Tax indemnity, Tax sharing or similar agreement and the Group Companies currently have no liability and will not have any liabilities for any Taxes of any other Person under any agreement or by the operation of any law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against any of the Group Companies, and no requests for waivers of the time to assess any such Taxes are pending.

(d) None of the Group Companies has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. None of the Group Companies has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by any of the Group Companies concerning any Taxes or Tax Return.

(e) None of the Group Companies (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; (iii) owns or has ever owned any United States real property interests as described in Section 897 of the Code or (iv) has any employees that are subject to Tax in the United States with respect to amounts paid by such Group Company.

(f) Each Group Company has withheld and remitted to the appropriate Governmental Authorities in compliance with all Legal Requirements all Taxes required to be withheld and remitted by such Group Company in connection with payments made to other persons.

Section 7.15  Employment Matters.

(a) Benefit Plans.  Except for the Option Plan, SM Options and as otherwise set forth in Section 7.15(a) of the SM Disclosure Schedule, none of the Group Companies has or maintains any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of any of the Group Companies. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any of the Group Companies. Except as set forth in Section 7.15(a) of the SM Disclosure Schedule, there are no severance or termination agreements or arrangements currently in effect between any of the Group Companies and any of its current or former employees, officers or directors, nor do any of the Group Companies have any general severance plan or policy currently in effect for any of its employees, officers or directors.

(b) Labor Matters.  (i) there are no collective bargaining or other labor union agreements to which any of the Group Companies is a party or by which it is bound; (ii) no material labor dispute exists or, to the Knowledge of the SM Entities, is threatened with respect to any of the employees of any of the Group Companies; (iii) none of the Group Companies is the subject of any Actions asserting that any of the Group Companies has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iv) there is no strike, work stoppage or other labor dispute involving any of the Group Companies pending or, to the SM Entities’ Knowledge, threatened; (v) no complaint, charge or Actions by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the SM Entities’ Knowledge, threatened against any of the Group Companies; (vi) no material grievance is pending or, to the SM Entities’ Knowledge, threatened against any of the Group Companies; and (vii) none of the Group Companies is a party to, or otherwise bound by, any consent decree with, or to the Knowledge of the SM Entities, citation by, any Governmental Authorities relating to employees or employment practices.

(c) Executive Officers.  As of the date of this Agreement, no executive officer of any Group Company has notified such entity in writing that such officer intends to leave any Group Company or otherwise terminate such officer’s employment with any Group Company in connection with the consummation of the Transactions or within 60 days following the Closing Date.

Section 7.16  Transactions With Affiliates and Employees.  Except as disclosed in Section 7.16 of the SM Disclosure Schedule, none of the executive officers or directors of the Group Companies and none of the

SM Shareholders or the Non-signing SM Shareholder is a party, directly or indirectly, to any transaction with any of the Group Companies that is required to be disclosed under Rule 404(a) of Regulation S-K if such Legal Requirement applied to the Group Companies (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer or director or, to the Knowledge of the SM Entities, any entity in which any executive officer or director has a substantial interest or is an officer, director, partner or other equity holder.

Section 7.17  Insurance.  None of the Group Companies is a party to any material contract of insurance.

Section 7.18  Material Contracts.

(a) SM Cayman has made available to Ideation, prior to the date of this Agreement, true, correct and complete copies of each of the following written Contracts, as amended and supplemented, to which any of the Group Companies is a party: (i) any agreement that would be considered a material contract with respect to any Group Company pursuant to Item 601(b)(10) of Regulation S-K (if such Legal Requirement were applicable to such entities and without reference to “registration statements” or “reports” thereunder); (ii) any loan agreement, mortgage, note, installment obligation, indenture or other instrument, agreement or arrangement relating to any outstanding indebtedness in excess of US$250,000; (iii) all VIE Contracts; (iv) all Subway Placement Contracts; (v) all Frame Placement Contracts and Billboard Placement Contracts requiring annual payments in excess of US$1,000,000; and (vi) any agreement (other than a Frame Placement Contract, Billboard Placement Contract, or Subway Placement Contract) requiring annual expenditures in excess of US$1,000,000 or generating annual revenues for any Group Company in excess of US$500,000 (each, a “Material Contract”). A list of each such Material Contract is set forth on Section 7.18(a) of the SM Disclosure Schedule. Except as set forth on Section 7.18(a) of the SM Disclosure Schedule, none of the Group Companies is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Group Companies, taken as a whole. To the Knowledge of the SM Entities, except as set forth on Section 7.18(a) of the SM Disclosure Schedule, no other Person has materially violated or breached, or committed or suffered any material default under, any Material Contract.

(b) Except as set forth on Section 7.18(b) of the SM Disclosure Schedule, each Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) none of the Group Companies is in breach or default of any Material Contract to which it is a party in any material respect; (ii) to the Knowledge of the SM Entities, no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract; or (B) permit any Group Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; and (iii) none of the Group Companies has received notice of the pending or threatened cancellation, revocation or termination of any Material Contract to which it is a party. Except as set forth on Section 7.18(b) of the SM Disclosure Schedule, since June 30, 2008, and prior to the date of this Agreement, none of the Group Companies has received any written notice or other written communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract.

Section 7.19  Compliance with Applicable Laws.  The Group Companies are in compliance with all applicable Legal Requirements, including those relating to occupational health and safety to which they are subject except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Group Companies, taken as a whole. Except as set forth in Section 7.19 of the SM Disclosure Schedule, none of the Group Companies has received any written communication during the past two years from a Governmental Authority alleging that any of the Group Companies is not in compliance in any material respect with any applicable Legal Requirement. This

Section 7.19 does not relate to matters with respect to Taxes, which are the subject of Section 7.14. It also does not relate to matters with respect to: Foreign Corrupt Practices (which are the subject of Section 7.20); PRC Representations and Warranties (which are the subject of Section 7.23); or Environmental Matters (which are the subject of Section 7.24).

Section 7.20  Foreign Corrupt Practices.  Neither the Group Companies, nor any of the SM Shareholders, nor to the Knowledge of the SM Entities, any of their respective Representatives, nor, to the Knowledge of the SM Entities, the Non-signing Shareholder, has, in the course of its actions for, or on behalf of, the Group Companies, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful or improper payment in connection with the operations of Group Companies to any foreign or domestic government official or employee.

Section 7.21  Brokers.  Except as set forth in Section 7.21 of the SM Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Group Companies.

Section 7.22  OFAC.  None of the Group Companies, any director or officer of the Group Companies, or, to the Knowledge of the SM Entities, any agent, employee, affiliate or Person acting on behalf of the Group Companies is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Group Companies have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 7.23  Additional PRC Representations and Warranties.  Except as set forth in Section 7.23 of the SM Disclosure Schedule,

(a) All material consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the Group Companies have been duly obtained from the relevant PRC Governmental Authority and are in full force and effect.

(b) All material filings and registrations with the PRC Governmental Authorities required in respect of the Group Companies and their respective operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Governmental Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations.

(c) Each of the Group Companies has complied with all relevant PRC Legal Requirements regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Governmental Authority. There are no outstanding rights to acquire, or commitments made by any Group Company to sell, any of its equity interests.

(d) No Group Company is in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of the revocation, or otherwise questioning the validity, of any material licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC Legal Requirements, or the need for material compliance or remedial actions in respect of the activities carried out by such entity, and to the Knowledge of the SM Entities, there is no reasonable basis for any such letter or notice.

(e) Each of the Group Companies has conducted its business activities within its permitted scope of business or has otherwise operated its business in compliance, in all material respects, with all relevant Legal Requirements and with all requisite material licenses, approvals and certificates granted by competent PRC Governmental Authorities. As to material licenses, approvals and government grants and concessions required for the conduct of any part of any of the Group Companies’ business which are subject to periodic renewal, to the Knowledge of the SM Entities, there are no reasonable grounds on which renewals of any such licenses, approvals, grants or concessions will not be granted by the relevant PRC Governmental Authorities.

(f) With regard to employment and staff or labor, each Group Company has complied, in all material respects, with all applicable PRC Legal Requirements, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

Section 7.24  Environmental Matters.  To the Knowledge of the SM Entities, each of the Group Companies is in and at all times has been in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law and no Action or proceeding involving any Group Companies with respect to any Environmental Law is pending or, to the Knowledge of the SM Entities, is threatened.

Section 7.25  Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon any of the Group Companies or their respective assets or to which any of them is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing the business of the Group Companies (taken as a whole), as currently conducted.

Section 7.26  Investment Company.  No Group Company is an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

ARTICLE VIII

Representations and Warranties of Ideation

Except as set forth in the Disclosure Schedule of Ideation attached hereto as Schedule E (the “Ideation Disclosure Schedule”), each of the Ideation Parties, jointly and severally, represents and warrants to the SM Parties and Linden Ventures as follows:

Section 8.1  Capital Structure.

(a) Section 8.1(a) of the Ideation Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock of Ideation, the number of outstanding options, warrants or rights to acquire any shares of capital stock of Ideation, and the authorized shares of capital stock of ID Arizona. After the Conversion, the authorized share capital of ID Cayman will be as provided for in the Memorandum and Articles of ID Cayman attached hereto as Exhibit A. Other than those set forth on Section 8.1(a) of the Ideation Disclosure Schedule or as contemplated by this Agreement, there are no options, warrants or other rights outstanding which give any Person the right to acquire any share of capital stock of Ideation.

(b) Except as set forth in Section 8.1(b) of the Ideation Disclosure Schedule or as contemplated by this Agreement: (i) no shares of capital stock or other voting securities of Ideation were issued, reserved for issuance or outstanding; (ii) all outstanding shares of the capital stock of Ideation are, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Ideation Constituent Instruments (as defined below) or any Contract to which Ideation is a party or otherwise bound; and (iii) there are no outstanding contractual obligations of Ideation to repurchase, redeem or otherwise acquire any shares of capital stock of Ideation.

(c) Except as set forth in Section 8.1(c) of the Ideation Disclosure Schedule or as contemplated by this Agreement: (i) there are no bonds, debentures, notes or other indebtedness of Ideation having the right to vote

(or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting Ideation Debt”); and (ii) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Ideation is a party or by which it is bound (A) obligating Ideation to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Ideation or any Voting Ideation Debt, or (B) obligating Ideation to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

(d) Ideation is not a party to any agreement granting any security holder of Ideation the right to cause Ideation to register shares of the capital stock or other securities of Ideation held by such security holder under the Securities Act. The stockholder list provided to SM Cayman is a current shareholder list generated by Ideation’s stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of Ideation’s capital stock.

Section 8.2  Organization and Standing.  Ideation is duly organized, validly existing and in good standing under the laws of the State of Delaware. Ideation is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by Ideation or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Ideation. Ideation has the requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted. Ideation has delivered to SM Cayman true and complete copies of the amended and restated certificate of incorporation of Ideation, as amended and as in effect on the date of this Agreement, and the bylaws of Ideation, as amended and as in effect on the date of this Agreement (the “Ideation Constituent Instruments”).

Section 8.3  Authority; Execution and Delivery; Enforceability.  Ideation has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions. The execution and delivery by Ideation of this Agreement and the consummation by Ideation of the Transactions have been duly authorized and approved by the Ideation Board and, other than the Stockholder Approval, no other corporate proceedings on the part of Ideation are necessary to authorize this Agreement and the Transactions. Other than the Stockholder Approval, all action, corporate and otherwise, necessary to be taken by Ideation to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by Ideation in connection with the Transactions have been duly and validly taken. Each of this Agreement and the Transaction Documents to which Ideation is a party has been duly executed and delivered by Ideation and constitutes the valid, binding, and enforceable obligation of Ideation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 8.4  No Subsidiaries or Equity Interests.  Ideation does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than its ownership interest in ID Arizona prior to the Merger Effective Time.

Section 8.5  No Conflicts.  The execution and delivery of this Agreement or any of the Transaction Documents by Ideation and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of Ideation, under, any provision of any (i) any Ideation Constituent Instrument; (ii) any Ideation Material Contract (as defined in Section 8.21 herein) to which any Ideation is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) any material Permit of Ideation; (b) subject to the filings and other matters referred to in Section 8.6, conflict with or violate in any material respect any Judgment or Legal Requirement applicable to Ideation, or its properties or assets; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Ideation Material Contract; or (d) cause any of the assets owned by Ideation to be reassessed or revalued in any material respect by any Governmental Authority.

Section 8.6  Consents and Approvals.  No material Consent of, or material registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to Ideation in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of Articles of Merger with the Arizona Corporation Commission as provided in Section 1.2; (ii) the filings in connection with the Conversion as provided in Section 2.2; (iii) the filing with, and clearance by the SEC of the Form S-4 Registration Statement containing a preliminary proxy statement/prospectus, which shall serve as a proxy statement pursuant to Section 14(a), Regulation 14A and Schedule 14A under the Exchange Act, a registration statement under the Securities Act, and all other proxy materials for the Stockholders Meeting (as defined below) (the “Proxy Statement/Prospectus”) pursuant to which Ideation’s stockholders must vote at a special meeting of stockholders to approve, among other thing, this Agreement and the Transactions; (iv) the filing of a Form 8-K with the SEC within four (4) business days after the execution of this Agreement and of the Closing Date; and (v) any filing required with AMEX.

Section 8.7  SEC Documents.  Ideation has filed all reports, schedules, forms, statements and other documents required to be filed by Ideation with the SEC since November 19, 2007, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “Ideation SEC Documents”). As of its respective filing date, each Ideation SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Ideation SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Ideation SEC Document has been revised or superseded by a later filed Ideation SEC Document, none of the Ideation SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Ideation included in the Ideation SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Ideation as of the dates thereof and the consolidated results of their operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC).

Section 8.8  Internal Accounting Controls.  Since January 1, 2007, Ideation has maintained a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Ideation’s officers have established disclosure controls and procedures for Ideation and designed such disclosure controls and procedures to ensure that material information relating to Ideation is made known to the officers by others within those entities. Ideation’s officers have evaluated the effectiveness of Ideation’s controls and procedures and there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in Public Company Accounting Oversight Board Auditing Std. No. 2.

Section 8.9  Absence of Certain Changes or Events.  From September 30, 2008 to the date of this Agreement, there has not been:

(a) any event, situation or effect (whether or not covered by insurance) that has resulted in, or to Ideation’s Knowledge, is reasonably likely to result in, a Material Adverse Effect on Ideation;

(b) any material change to, or amendment or waiver of a material term of, a material Contract by which Ideation or any of its respective assets is bound or subject;

(c) any mortgage, pledge, transfer of a security interest in, or Lien, created by Ideation or to which any of Ideation’s properties, assets or rights is subject, with respect to any of its material properties, assets or rights, except for Permitted Liens;

(d) any payments loans or guarantees made by Ideation to or for the benefit of its officers or directors, or any members of their immediate families, or any material payments loans or guarantees made by Ideation to or for the benefit of any of its employees or any members of their immediate families, in each case, other than ordinary course travel advances and other advances made in the ordinary course of its business;

(e) any change of the identity of its auditors or material alteration of Ideation’s method of accounting or accounting practice;

(f) any declaration, accrual, set aside or payment of dividend or any other distribution of cash or other property in respect of any shares of Ideation’s capital stock or any purchase, redemption or agreements to purchase or redeem by Ideation of any shares of capital stock or other securities;

(g) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Ideation stock option plans;

(h) any amendment to any Ideation Constituent Instruments;

(i) any material Tax election by Ideation, any change in accounting method in respect of Taxes, any amendment to any Tax Returns, entry into any closing or equivalent agreement, any settlement of any claim or assessment in respect of Taxes, or any consent to any waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(j) any commencement or settlement of any material Actions by Ideation;

(k) any negotiations, arrangement or commitment by Ideation to take any of the actions described in this Section 8.9.

Section 8.10  Undisclosed Liabilities.  Ideation has no liabilities or obligations of any nature (whether matured or unmatured, fixed or contingent, known or unknown) other than those (a) set forth on or adequately provided for in the balance sheet of Ideation as of December 31, 2008, (b) incurred since the date of such balance sheet that are set forth in or of the type described in Section 8.19 hereof and (c) those incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

Section 8.11  Litigation.  As of the date of this Agreement, there is no Action pending or threatened in writing against Ideation, any of its officers or directors (in their capacities as such) before or by any Governmental Authority, which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) if there were an unfavorable decision, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect on Ideation. Neither Ideation, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the securities laws of any Governmental Authority or a material claim of breach of fiduciary duty.

Section 8.12  Compliance with Applicable Laws.  Ideation is in compliance with all applicable Legal Requirements, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Ideation. Ideation has not received any written communication since its incorporation from a Governmental Authority alleging that Ideation is not in compliance in any material respect with any applicable Legal Requirement. This Section 8.12 does not relate to matters with respect to Taxes, which are the subject of Section 8.22. It also does not relate to matters with respect to: SEC Documents (which is the subject of Section 8.7) and Sarbanes-Oxley (which is the subject of Section 8.13).

Section 8.13  Sarbanes-Oxley Act of 2002.  Ideation is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and as of the Closing. There has been no change in Ideation’s accounting policies since inception except as described in the notes to the most recent Ideation financial statements. contained in the Ideation SEC Documents. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by Ideation’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither Ideation, nor to the Knowledge of Ideation, any Representative of Ideation, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Ideation or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Ideation has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Ideation’s accounting or auditing practices, procedures methodologies or methods of Ideation or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Ideation’s financial statements and periodic reports. To the Knowledge of Ideation, no attorney representing Ideation, whether or not employed by Ideation, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Ideation or any of its officers, directors, employees or agents to the Ideation Board or any committee thereof or to any director or officer of Ideation. To the Knowledge of Ideation, no director or officer of Ideation has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

Section 8.14  Broker’s and Finders’ Fees.  Ideation has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any Transaction.

Section 8.15  Minute Books.  The minute books of Ideation made available to SM Cayman contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Ideation since inception, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 8.16  Board Approval.  The Ideation Board (including any required committee or subgroup of the such board) has (i) adopted resolutions approving the Merger, Conversion and Share Exchange, and declared the advisability of and approved this Agreement and the Transactions, (ii) determined that the Transactions are in the best interests of the stockholders of Ideation, and (iii) determined that the fair market value of SM Cayman is equal to at least 80% of the Trust Account.

Section 8.17  Required Vote.  The approval of the board of directors of Ideation, ID Arizona and ID Cayman and the affirmative vote of the stockholders of Ideation and ID Arizona in accordance with Section 13.1 hereof are the only approvals or votes necessary on the part of the Ideation Parties to approve this Agreement and the Transactions; provided, however, that Ideation shall not consummate the Transactions if the holders of 30% or more of the Common Stock issued in the Ideation Public Offering, vote against the Merger, the Conversion, the Share Exchange and exercise their Conversion Rights described in the Ideation Prospectus.

Section 8.18  AMEX Listing.  The Common Stock, warrants to purchase Common Stock, and units composed of such Common Stock and warrants (collectively, the “Listed Securities”) are listed on AMEX. There is no Action or proceeding pending or, to the Knowledge of Ideation, threatened against Ideation by AMEX with respect to any intention by such entities to prohibit or terminate the listing of the Listed

Securities on AMEX. The Listed Securities are registered pursuant to Section 12(g) of the Exchange Act and Ideation has taken no action designed to, or which is likely to have the effect of, terminating the registration of such securities under the Exchange Act nor has Ideation received any notification that the SEC is contemplating terminating such registration.

Section 8.19  Trust Account.  Ideation has no less than US$78,832,998.15 invested in United States government securities in Ideation’s Trust Account less such amounts, if any, as Ideation is required to pay (a) to stockholders who elect to have their shares of Ideation’s Common Stock converted to cash in accordance with the provisions of Ideation’s amended and restated certificate of incorporation or with whom Ideation may enter into forward or other contracts to purchase their shares of Ideation’s Common Stock (subject to the provisions of Section 12.11), (b) as deferred underwriters’ compensation in connection with the Ideation Public Offering in the aggregate amount of US$2,730,000, (c) to third parties (e.g., professionals, printers, etc.) who have rendered services to Ideation in connection with its efforts to effect a business combination, (d) any operating expenses incurred by Ideation or ID Arizona and (e) any Taxes incurred by Ideation or ID Arizona.

Section 8.20  Transactions With Affiliates and Employees.  None of the executive officers or directors of Ideation and none of the stockholders of Ideation is presently a party, directly or indirectly, to any transaction with Ideation that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer, director, or, to the Knowledge of Ideation, any entity in which any executive officer or director has a substantial interest or is an officer, director, partner or other equity holder.

Section 8.21  Material Contracts.  (a) Section 8.21(a) of the Ideation Disclosure Schedule sets forth any contracts to which Ideation is a party or to which its assets are subject that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K or pursuant to which Ideation receives or pays amounts in excess of $100,000 (each an “Ideation Material Contract”). Ideation has made available to SM Cayman, prior to the date of this Agreement, true, correct and complete copies of each such Ideation Material Contract (except to the extent such Ideation Material Contract is otherwise available via the SEC’s Edgar website). Ideation is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Ideation. To the Knowledge of Ideation, no other Person has materially violated or breached, or committed or suffered any material default under, any Ideation Material Contract.

(b) Each Ideation Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) Ideation is not in breach or default of any Ideation Material Contract in any material respect; (ii) to the Knowledge of Ideation, no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Ideation Material Contract; or (B) permit Ideation or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Ideation Material Contract; and (iii) Ideation has not received notice of the pending or threatened cancellation, revocation or termination of any Ideation Material Contract to which it is a party. Since September 30, 2008 and prior to the date of this Agreement, Ideation has not received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Ideation Material Contract.

Section 8.22  Taxes.

(a) Ideation has timely filed, or has caused to be timely filed on their behalf, all Tax Returns relating to Taxes determined by reference to income, earnings, or revenues and all other material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) Ideation were (and, as to a Tax Return not filed as of the date hereof, will be) in all material respects true, complete and accurate. All material Taxes due and payable by Ideation have been paid by Ideation in compliance with applicable Legal Requirements and there are no unpaid material Taxes claimed to be due in writing, or, to the Knowledge of Ideation, otherwise claimed, by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim in writing or, to the Knowledge of Ideation, any other claim, for additional material Taxes for any period for which Tax Returns have been filed.

(b) Section 8.22(b) of the Ideation Disclosure Schedule lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to Ideation, and indicates those Tax Returns that have been audited or that are currently the subject of an audit since December 31, 2007. Ideation has not received any notice in writing, or, to the Knowledge of Ideation, any other notice, that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. Ideation has delivered or made available to the SM Entities correct and complete copies of all Tax Returns, correspondence with Governmental Authorities regarding Taxes, examination reports, and statements of deficiencies filed by, assessed against or agreed to by Ideation, for and during fiscal years 2007 and 2008.

(c) The financial statements contained in Ideation’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 reflect an adequate reserve for all Taxes payable by Ideation (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. Ideation is neither a party to nor bound by any Tax indemnity, Tax sharing or similar agreement and Ideation currently has no liability and will not have any liabilities for any Taxes of any other Person under any agreement or by the operation of any law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Ideation, and no requests for waivers of the time to assess any such Taxes are pending.

(d) Ideation has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Ideation has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by Ideation concerning any Taxes or Tax Return.

(e) Ideation does not own nor has ever owned any United States real property interests as described in Section 897 of the Code.

(f) Ideation has withheld and remitted to the appropriate Governmental Authority in compliance with all Legal Requirements all Taxes required to be withheld and remitted by Ideation in connection with payments made to other persons.

ARTICLE IX

Conduct Prior To The Closing

Section 9.1  Covenants of SM Parties.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each of the SM Entities agrees that it shall, and each of the SM Shareholders agrees that it shall use commercially reasonable efforts (which, with respect to the SM Institutional Shareholders, shall only mean the directing of such SM Institutional Shareholder’s nominee(s) on the board of directors of SM Cayman to vote against any action in contravention of this Section 9.1) to, cause the Group Companies to (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties), (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use commercially reasonable efforts to preserve intact its present business organizations, and (ii) use commercially reasonable efforts to keep available the services of its present officers, directors and employees and to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Section 9.1 of the SM Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, none of the SM Entities shall, and each of the SM Shareholders and SM Entities agrees that it shall use commercially reasonable efforts (which, with respect to the SM Institutional Shareholders, shall mean the directing of such SM Institutional Shareholder’s nominee(s) on the board of directors of SM Cayman to vote against any action in contravention of this Section 9.1) to, cause each of the Group Companies not to, allow, cause or permit any of the following actions to occur with respect to any of the Group Companies without the prior written consent of Ideation, which shall not be unreasonably delayed or withheld:

(a) Charter Documents.  Cause or permit any amendments to any of the SM Constituent Instruments or any other equivalent organizational documents, except as contemplated by this Agreement;

(b) Accounting Policies and Procedures.  Change any method of accounting or accounting principles or practices by the Group Companies, except for any such change required by any Legal Requirement or by a change in U.S. GAAP;

(c) Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(d) Material Contracts.  Enter into any new Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, other than (i) in the ordinary course of business or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of Ideation;

(e) Issuance of Securities.  Except pursuant to a Series D Financing, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible or exchangeable securities; or otherwise pledge or encumber any securities of any Group Company;

(f) Intellectual Property.  Transfer or license to any Person or entity any Intellectual Property Rights;

(g) Dispositions.  Sell, lease (other than in the ordinary course of business), license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business;

(h) Indebtedness.  Issue or sell any debt securities or guarantee any debt securities of others, or incur any indebtedness for borrowed money in excess of US$1,000,000 in the aggregate other than relating to liabilities incurred in connection with the Transaction; or mortgage, pledge or grant a security interest in any material asset of any Group Company;

(i) Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of US$1,000,000 any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) in the ordinary course of business, (ii) pursuant to the terms of an acquisition contract between (A) Jingli Shanghai and any other Person relating to the acquisition of any Subsidiary of Jingli Shanghai or (B) SM Cayman and any other Person relating to the acquisition of any Subsidiary of SM Cayman, provided in each case that such contract is in full force and effect as of the date of this Agreement, (iii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the SM Financial Statements for the quarter ended June 30, 2008, or (iv) the payment, discharge or satisfaction of liabilities incurred in connection with the Transactions;

(j) Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business that do not exceed US$1,000,000 individually or in the aggregate;

(k) Acquisitions.  Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, or acquire any equity securities of any corporation, partnership, association or business organization;

(l) Employment.  Except as required to comply with Legal Requirements or pursuant to plans, agreements or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director or executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;

(m) Facility.  Open or close any facility or office except in the ordinary course of business;

(n) Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing or equivalent agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(o) Litigation.  Initiate, compromise or settle any litigation or arbitration proceedings relating to an amount in excess of US$1,000,000;

(p) Loans.  Make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business;

(q) Payments to Affiliates.  Make any payments or series of related payments (other than ordinary compensation and benefits) in excess of US$10,000 to any of its officers, directors, employees, shareholders or other equity interest holders, except as required pursuant to any binding agreement with any such officer, director, employee, shareholder or other equity holder in effect as of the date of this Agreement and disclosed in the SM Disclosure Schedule;

(r) Affiliated Transactions.  Enter into any material contract, arrangement or other transaction with any Affiliate of any Group Company except in connection with the Transactions contemplated by this Agreement;

(s) Revaluation.  Revalue a material amount of any Group Company’s assets, including, without limitation, writing down the value of a material amount of capitalized inventory or writing off a material amount of notes or accounts receivable, unless, in each case, such revaluation is required pursuant to US GAAP or applicable Legal Requirements; and

(t) Other.  Agree in writing or otherwise to take any of the foregoing actions.

Section 9.2  Covenants of Ideation.  From the date hereof until the earlier of the termination of this Agreement or the Closing Date, Ideation agrees to, and to cause ID Arizona to (except to the extent expressly contemplated by this Agreement or as consented to in writing by SM Cayman), to (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use commercially reasonable efforts to preserve intact its present business organizations and (ii) use commercially reasonable efforts to keep available the services of its current officers, directors and employees and to preserve its relationships with others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Section 9.2 of the Ideation Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, the Ideation Parties shall not do, allow, cause or permit any of the following actions to occur without the prior written consent of SM Cayman, which consent shall not be unreasonably delayed or withheld:

(a) Charter Documents.  Adopt or propose any change in any of their constituent instruments except for such amendments required by any Legal Requirement or the rules and regulations of the SEC or AMEX (or such other applicable national securities exchange) or as are contemplated by this Agreement.

(b) Accounting Policies and Procedures.  Change any method of accounting or accounting principles or practices by Ideation, except for any such change required by any Legal Requirement or by a change in U.S. GAAP;

(c) SEC Reports.  Fail to timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by Ideation (except those filings by affiliates of Ideation required under Section 13(d) or 16(a) of the Exchange Act);

(d) Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(e) Dispositions.  Sell, lease, license or otherwise dispose of or encumber any material properties or assets;

(f) Material Contracts.  Enter into any new Ideation Material Contract, or violate, amend or otherwise modify or waive any of the material terms of any existing Ideation Material Contract, other than (i) in the ordinary course of business or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of SM Cayman;

(g) Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible or exchangeable securities; or otherwise pledge or encumber any securities of ID Arizona;

(h) Indebtedness.  Issue or sell any debt securities or guarantee any debt securities of others, or incur any indebtedness for borrowed money in excess of US$250,000 in the aggregate, other than relating to liabilities incurred in connection with the Transactions; or mortgage, pledge or grant a security interest in any material asset of any Ideation Party;

(i) Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of US$250,000 in any one case, for any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) in the ordinary course of business, (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Ideation financial statements for the quarter ended September 30, 2008, or (iii) the payment, discharge or satisfaction of liabilities incurred in connection with the Transactions;

(j) Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements;

(k) Acquisitions.  Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, or acquire any equity securities of any corporation, partnership, association or business organization;

(l) Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing or equivalent agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(m) Litigation.  Initiate, compromise or settle any material litigation or arbitration proceedings;

(n) Affiliated Transactions.  Enter into any material contract, arrangement or other transaction with any Affiliate of Ideation, except in connection with the Transactions contemplated by this Agreement; and

(o) Other.  Agree in writing or otherwise to take any of the foregoing actions.

Section 9.3  Conversion of SM Cayman Securities.  Prior to or contemporaneously with the Closing, the SM Shareholders and SM Cayman agree to convert all issued and outstanding SM Preferred Shares into an aggregate of 69,532,869 SM Ordinary Shares pursuant to the terms of such SM Preferred Shares set forth in the Company Memorandum (the “Preferred Conversion”).

Section 9.4  No Securities Transactions.  None of the SM Warrantholders, the SM Shareholders, the SM Entities or any of their respective controlled Affiliates and Representatives shall, directly or indirectly, engage in any transactions involving the securities of the Ideation Parties prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The SM Parties shall use their commercially reasonable efforts to require the Group Companies and each of the officers, directors, employees, security holders, agents and representatives of the Group Companies to comply with the foregoing requirement.

Section 9.5  Other Pre-Closing Covenants.  Prior to the Closing, (i) each of the SM Entities agrees that it shall, and each of the SM Shareholders agrees that it shall use commercially reasonable efforts (which, with respect to the SM Institutional Shareholders, shall only mean the directing of such SM Institutional Shareholder’s nominee(s) on the board of directors of SM Cayman to vote against any action in contravention of this Section 9.5) to, cause the relevant Group Companies to complete the actions set forth in items 2, 3 and 4 of Schedule 9.5 and (ii) Ms. Liu and Ms. Yang shall use commercially reasonable efforts to complete the actions set forth in item 1 of Schedule 9.5.

ARTICLE X

Covenants of the SM Parties

Section 10.1  Access to Information.  Between the date of this Agreement and the Closing Date, subject to Ideation’s undertaking to use its commercially reasonable efforts to keep confidential and protect the Trade Secrets of the Group Companies against any disclosure, the SM Parties (not including the Designated Agent in his or her capacity as such) will permit Ideation and its Representatives reasonable access to all of the books and records of the Group Companies which the Group Companies determine are reasonably necessary for the preparation and amendment of the Proxy Statement/Prospectus and such other filings or submissions in accordance with SEC rules and regulations as are necessary to consummate the Transactions and as are necessary to respond to requests of the SEC’s staff, Ideation’s accountants and relevant Governmental Authorities, notwithstanding anything to the contrary contained herein, the failure to use commercially reasonable efforts to protect against any disclosure of any Trade Secrets of the Group Companies by any Ideation or its Representatives in violation of this Section that results in, or could reasonably be expected to result in, material harm to the Group Companies, taken as a whole, shall constitute a breach of a covenant in a material respect pursuant to Section 15.1(c) hereof; provided, however, that the

Ideation Parties may make a disclosure otherwise prohibited by this Section 10.1 if required by applicable Legal Requirements or regulatory, administrative or legal process (including, without limitation, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process) or the rules and regulations of the SEC or any stock exchange having jurisdiction over the Ideation Parties. In the event that any Ideation Party or any of its Representatives is requested or required to disclose any Trade Secrets of the Group Companies as provided in the proviso in the immediately preceding sentence, such Ideation Party shall provide the SM Entities with prompt written notice of any such request or requirement so that the SM Entities may seek a protective order or other appropriate remedy (at their sole expense).

Section 10.2  Exclusivity; No Other Negotiations.

(a) Except as set forth in Section 10.2 of the SM Disclosure Schedule, none of the SM Entities or the SM Shareholders shall take, and each of the SM Shareholders agrees that it shall use commercially reasonable efforts to cause each such Group Company not to take (which, with respect to the SM Institutional Shareholders, shall mean the directing of such SM Institutional Shareholder’s nominee(s) on the board of directors of SM Cayman to vote against any action by a Group Company in contravention of this Section 10.2), or authorize or permit any director, officer, investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Group Companies and/or any of the SM Shareholders to take, directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person other than Ideation: (i) relating to the acquisition of any shares, registered capital or other equity securities of any of the Group Companies or any assets of any of the Group Companies other than sales of assets in the ordinary course of business (including any acquisition structured as a merger, consolidation, share exchange or other business combination) (an “Acquisition Proposal”); (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal with any of the Group Companies and/or any SM Shareholders; (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to the Group Companies or afford access to the assets and properties or books and records of the Group Companies to any Person whom any of the Group Companies (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Acquisition Proposal relating to the Group Companies; (iv) to participate in any discussions or negotiations regarding, furnish any material non-public information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, or (v) to take any other action that is inconsistent with the Transactions and that has the primary effect of avoiding the Closing contemplated hereby; provided, that SM Cayman or its board of directors may engage in discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal that the board of directors SM Cayman determines in good faith constitutes, or could reasonably be expected to result in, an SM Superior Proposal, provided however that no such discussions shall limit, affect or impair the enforceability of this Agreement against any SM Party (including the Designated Agent and the Non-signing Shareholder) prior to the termination hereof.

(b) The SM Parties will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 10.2(a) above, if applicable. The SM Parties will promptly (i) notify Ideation if any of the Group Companies and/or any SM Shareholder receives any proposal or inquiry or request for information in connection with an Acquisition Proposal, and (ii) notify Ideation of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal.

Section 10.3  Further Assurances.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article XV, unless (for the SM Institutional Shareholders) a lesser standard is expressly provided for elsewhere in the Agreement, in which case such lesser standard shall be applicable, the SM Parties shall, on or prior to the Closing Date, use their commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby. Unless (for the SM Institutional Shareholders) a lesser standard is expressly provided for elsewhere in the Agreement, in which case such lesser standard shall be applicable, the SM Parties shall further cooperate with the Ideation Parties and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Legal Requirements to consummate the transactions set forth in this Agreement as soon as practicable. With respect to the conditions set forth in Section 13.2(o), notwithstanding anything to the contrary in this Section 10.3, the covenants set forth in this Section 10.3 are made only with respect to the delivery of the financial statements described in the first sentence of Section 13.2(o), and not with respect to (i) the satisfaction of the net income and EBITDA targets or (ii) the requirement that the 3Q 2008 Financials and the FY2008 Financials (as applicable) shall be accompanied by an unqualified opinion of an internationally recognized and U.S. registered independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board, set forth therein.

Section 10.4  Disclosure of Certain Matters.  From the date hereof through the Closing Date, each of the SM Entities shall give Ideation prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on the Group Companies, taken as a whole, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus; provided that any such notice shall not qualify, affect or diminish the representations, warranties and other obligations of the SM Parties under this Agreement, or amend the Disclosure Schedules delivered by the SM Parties on the date hereof.

Section 10.5  Regulatory and Other Authorizations; Notices and Consents.  The SM Entities shall use their commercially reasonable efforts to give or obtain (a) all material Consents from Governmental Authorities, (b) material notices to any Governmental Authority or third party, and (c) material consents of any third party, that in each case may be or become necessary for the execution and delivery of, and the performance of their obligations pursuant to, this Agreement or the Transaction Documents by any SM Entity, or that is otherwise required to be obtained or made by or with respect to any Group Company in connection with, the execution, delivery and performance of this Agreement or the Transaction Documents, or the consummation of any of the Transactions.

Section 10.6  Related Tax.  From the date hereof through the Closing Date, the SM Entities shall, and shall cause each of the Group Companies to, consistent with past practice, (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, subject to extensions permitted by law and properly granted by the appropriate authority; provided that SM Cayman notifies Ideation that any of the Group Companies is availing itself of such extensions, and (ii) pay all Tax shown as due on such Tax Returns or otherwise due.

Section 10.7  Proxy Statement/Prospectus.  Each of the SM Parties shall use commercially reasonable efforts to provide promptly to Ideation such information concerning its and the other Group Companies’ business affairs and financial statements as is required under applicable Legal Requirements for inclusion in the Proxy Statement/Prospectus (including the Audited Financial Statements and the Unaudited Financial Statements), shall direct that its counsel cooperate with Ideation’s counsel in the preparation of the Proxy Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of Ideation’s auditors in the preparation of the Proxy Statement/Prospectus and the Form S-4 Registration Statement. None of the information supplied or to be supplied by or on behalf of the SM Parties for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4 Registration Statement will, at the time the Proxy Statement/Prospectus or the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If any information provided by the SM Parties is discovered or any event occurs with respect to any of the SM Parties, or any change occurs with respect to the other information provided by the SM Parties included in the Proxy Statement/Prospectus or the Form S-4 Registration Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or Form S-4 Registration Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the SM Parties shall notify Ideation promptly of such event.

Section 10.8  No Claim Against Trust Account.  The SM Parties have read (a) the Investment Management Trust Agreement, dated as of November 19, 2007, by and between Ideation and the Trustee named therein filed as an exhibit to the Ideation Registration Statement, and (b) Ideation’s Amended and Restated Certificate of Incorporation, as amended from time to time (collectively, the “Ideation Disclosure”). The SM Parties acknowledge and understand that (i) Ideation is a special purpose acquisition corporation, (ii) Ideation has established the Trust Account (as defined in the Ideation Disclosure, the “Trust Account”) for the benefit of its public stockholders and may disburse monies from the Trust Account only as described in the Ideation Disclosure, and (iii) in the event an Initial Business Combination (as defined in the Ideation Disclosure) is not consummated for any reason by November 19, 2009 (absent an amendment to Ideation’s amended and restated certificate of incorporation), Ideation will be obligated to return to its stockholders the amounts being held in the Trust Account. In accordance with foregoing, each of the SM Parties acknowledges and agrees that notwithstanding any provision to the contrary set forth in this Agreement, it does not have and will not have any right, title, interest or claim (collectively the “Claims”) of any kind or nature, in or to any monies held in the Trust Account, hereby waives any and all Claims to any monies held in the Trust Account that any SM Party may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement pursuant to Article XV, any breach of this Agreement by any Ideation Party, or otherwise) and will not seek recourse against the Trust Account for any reason.

Section 10.9  Restrictive Covenants.

(a) Nonsolicitation.  Without the prior consent of the Independent Committee, no SM Shareholder (other than DB) shall, for a period of 18 months from and after the Closing Date, directly or indirectly, for itself or for any other Person, (i) solicit any of the employees (at the Vice President level or above) of ID Cayman or any of the Group Companies (or any Person who had been such within 12 months prior to such solicitation) for purposes of entering into employment, consulting or other business arrangements with such employees and/or (ii) hire any employee (at the Vice President level or above) of ID Cayman or any of the Group Companies (or any Person who had been such within the year prior to such attempted hiring); provided that nothing herein shall restrict or preclude any SM Shareholder from (A) making generalized searches for employees by use of advertisements in the media (including trade media) or (B) continuing its ordinary course hiring practices that are not targeted specifically at such employees.

(b) Confidentiality.  For a period of 18 months after the Closing Date, each SM Shareholder shall, shall cause each of its employees and agents to, and shall use commercially reasonable efforts to cause each of its accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose, use to the detriment of ID Cayman or for the benefit of any Person, or misuse in any way, any Confidential Information; provided, however, that the foregoing obligation of confidence shall not apply to information that, upon advice of legal counsel, is required to be disclosed by such SM Shareholder or any of its employees, agents, accountants, legal counsel or other representatives or advisers as a result of any Legal Requirement, in which case such SM Shareholder shall promptly notify ID Cayman of any such disclosure, shall cooperate with ID Cayman, at ID Cayman’s expense, to obtain a protective order for such Confidential Information and shall not disclose any more information than is required pursuant to such Legal Requirement.

(c) Injunction.  It is recognized and hereby acknowledged by the Parties that a breach or violation by a SM Shareholder of any or all of the covenants and agreements contained in this Section 10.9 may cause irreparable harm and damage to ID Cayman and the Group Companies in a monetary amount which may be virtually impossible to ascertain. As a result, each SM Shareholder recognizes and hereby acknowledges that ID Cayman and/or any Group Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation or threatened breach or violation of any or all of the covenants and agreements contained in this Section 10.9 by any SM Shareholder, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies ID Cayman or any Group Company may possess hereunder, at law or in equity. Nothing contained in this Section 10.9 shall be construed to prevent ID Cayman or any Group Company from seeking and recovering from an SM Shareholder any damages sustained by it as a result of any breach or violation by such SM Shareholder of any of the covenants or agreements contained herein. The decision to enforce or seek remedies under this Section 10.9 on behalf of ID Cayman shall be conclusively determined by the Independent Committee.

Section 10.10  Financial Statements.  The SM Parties shall deliver, at least three (3) days prior to the Closing: (a) (i) if the Closing occurs on or prior to June 30, 2009, (A) audited consolidated financial statements of SM Cayman and the other Group Companies, for the nine-month period ended September 30, 2008 (the “3Q 2008 Financials”), prepared in accordance with US GAAP applied on a consistent basis with past practices, and (B) unaudited consolidated financial statements (which may consist of internally prepared management accounts) of SM Cayman and the other Group Companies, for the three-month period ended December 31, 2008 (the “4Q 2008 Financials”), prepared in accordance with US GAAP applied on a consistent basis with past practices (subject to normal year-end adjustments, which shall not be material in the aggregate) or (in lieu of (A) and (B)) (C) audited consolidated financial statements of SM Cayman and the other Group Companies, for the twelve-month period ended December 31, 2008 (the “FY2008 Financials”), prepared in accordance with US GAAP applied on a consistent basis with past practices or (ii) if the Closing occurs after June 30, 2009, the FY2008 Financials, prepared in accordance with US GAAP applied on a consistent basis with past practices and (b) unaudited consolidated financial statements (which may consist of internally prepared management accounts) of SM Cayman and the other Group Companies, for the three-month period ended March 31, 2009 (the “1Q 2009 Financials”), prepared in accordance with US GAAP applied on a consistent basis with past practices (subject to normal year-end adjustments, which shall not be material in the aggregate). To the extent delivered in compliance with this Section, the 3Q 2008 Financials and the FY2008 Financials will fairly present in all material respects the consolidated financial condition and operating results, change in stockholders’ equity and cash flow of SM Cayman and the Group Companies as of the dates, and for the periods, indicated therein. To the extent delivered in compliance with this Section, the 4Q 2008 Financials and the 1Q 2009 Financials will fairly present in all material respects the consolidated financial condition and operating results, change in stockholders’ equity and cash flow of SM Cayman and the Group Companies as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, none of which shall, in the aggregate, be material.

ARTICLE XI

Covenants of Ideation

Section 11.1  Proxy Statement/Prospectus Filing, SEC Filings and Special Meeting.

(a) Ideation shall cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption and approval of, among others, this Agreement and the Transactions contemplated thereby. Subject to its fiduciary duties, the Ideation Board shall recommend to its stockholders that they vote in favor of the adoption of such matters. In connection with the Stockholders’ Meeting, Ideation (a) will use commercially reasonable efforts to file with the SEC as promptly as practicable the Proxy Statement/Prospectus, which shall serve as a proxy statement pursuant to Section 14(a), Regulation 14A, and Schedule 14A under the Exchange Act and the Form S-4 Registration Statement and all other proxy materials for such meeting, (b) upon receipt of approval from the SEC, will mail to its stockholders the Proxy Statement/Prospectus and other proxy materials, (c) will use commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Transactions contemplated hereby under applicable Legal Requirements (the “Stockholder Approval”), and (d) will otherwise comply with all Legal Requirements applicable to the Stockholders’ Meeting.

(b) Ideation will timely provide to SM Cayman all correspondence received from and to be sent to the SEC and will not file any amendment to the Proxy Statement/Prospectus with the SEC without providing SM Cayman the opportunity to review and comment on any proposed responses to the SEC. Ideation and SM Cayman will cooperate with each other in finalizing each proposed response; provided that ID Cayman shall control the final form and substance of any such response. In addition, Ideation will use commercially reasonable efforts to cause the SEC to permit SM Cayman and/or its counsel to participate in all SEC conversations on substantive issues related to the Proxy Statement/Prospectus together with Ideation counsel.

Section 11.2  Further Assurances.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article XV, Ideation shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby. Ideation shall further cooperate with the SM Parties and use its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to consummate the transactions set forth in this Agreement as soon as practicable.

Section 11.3  Disclosure of Certain Matters.  From the date hereof through the Closing Date, Ideation shall give SM Cayman and the SM Shareholders prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Ideation, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus; provided that any such notice shall not qualify, affect or diminish the representations, warranties and other obligations of the Ideation Parties under this Agreement, or amend the Disclosure Schedules delivered by the Ideation Parties on the date hereof.

Section 11.4  Regulatory and Other Authorizations; Notices and Consents.  Ideation shall use its commercially reasonable efforts to obtain all material authorizations, consents, orders and approvals of, and provide all material notices to, all Governmental Authorities and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party.

Section 11.5  Exclusivity; No Other Negotiations.

(a) Except as otherwise provided for herein, Ideation shall not take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Ideation to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person: (i) relating to any acquisition of such Person or Ideation (regardless of the structure of any such acquisition) or (ii) take any other action that has the primary effect of avoiding the Closing contemplated hereby; provided, that Ideation or its board of directors may engage in discussions with any Person who has made an unsolicited bona fide written proposal relating to such an acquisition that the board of directors Ideation determines in good faith constitutes, or could reasonably be expected to result in, an ID Superior Proposal; provided further, that no such discussions shall limit, affect or impair the enforceability of this Agreement against Ideation prior to the termination hereof.

(b) Ideation will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 11.5(a) above, if applicable. Ideation will promptly (i) notify the SM Parties if Ideation receives any such proposal or inquiry or request for information in connection with such proposal and (ii) notify the SM Parties of the significant terms and conditions of any such proposal including the identity of the party making the proposal. Notwithstanding the other provisions of this Section 11.5, from and after June 30, 2009, the Ideation Parties may engage in the activities described in Section 11.5(a); provided, that any definitive agreement entered into by an Ideation Party relating to such activities must provide that the closing of any transaction of the type described in Section 11.5(a) be conditioned on the prior termination of this Agreement in accordance with its terms.

Section 11.6  Related Tax.  From the date hereof through the Closing Date, Ideation, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, subject to extensions permitted by Legal Requirements and properly granted by the appropriate authority; provided, that Ideation notifies SM Cayman that Ideation is availing itself of such extensions, and (ii) pay all Tax shown as due on such Tax Returns.

Section 11.7  Valid Issuance of ID Cayman Shares.  When issued and delivered in accordance with the terms hereof for the consideration provided for herein and entered in the register of members of ID Cayman, the ID Cayman Shares to be issued to the SM Shareholders hereunder will be duly authorized, validly issued, fully paid and nonassessable. Upon due exercise of the New Warrants and payment of the exercise price thereunder and once entered in the register of members of ID Cayman, the resulting ID Cayman shares will be validly issued, fully paid and nonassessable.

ARTICLE XII

Additional Agreements and Covenants

Section 12.1  Disclosure Schedules.  Each of the Parties shall, as of the Closing Date, have the obligation to supplement or amend their respective Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexes and exhibits hereto with respect to any matter hereafter arising or discovered which resulted in, or could reasonably be expected to result in, a breach of any representation or warranty made by them herein; provided that any such amendment or supplementation shall not qualify, affect or diminish the representations, warranties and other obligations of the Parties under this Agreement or any condition to Closing hereunder, and the representations, warranties and other obligations of the Parties under this Agreement shall be made, qualified and/or determined by reference to the Disclosure Schedules as delivered at the time of execution of this Agreement.

Section 12.2  Confidentiality.  Between the date hereof and the Closing Date, each of Ideation and the SM Parties shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party, or (c) later lawfully acquired by the Party to which it was furnished from other sources, which source is not a Representative of the other Party, and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party in connection with the Transactions, if it exercises the same care as it takes to preserve confidentiality for its own similar information. For the avoidance of doubt, any disclosure of information required to be included by Ideation or the SM Parties in their respective filings with the SEC as required by the applicable Legal Requirements will not be violation of this Section 12.2.

Section 12.3  Public Announcements.  From the date of this Agreement until the Closing or termination of this Agreement, Ideation and each of the SM Entities shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Ideation (in the case of SM Entities) or SM Cayman (in the case of Ideation), except as required by any Legal Requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each such Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, other than as required by any Legal Requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 12.4  Board Composition.  Ideation shall take such action, including amending its bylaws, as may be required to cause the number of directors constituting the Combined Board immediately after the Closing to consist of nine (9) persons, for a period commencing on the Closing Date and ending not sooner than the third anniversary of the Closing Date. Ideation shall have received the resignation of a sufficient number of current directors (which resignation may be conditioned upon the Closing of the Share Exchange)

to allow for the election of the Director Nominees pursuant to this Section, and the remaining members of the Ideation Board shall have elected the other Director Nominees (as hereafter defined) as members of the Combined Board, effective upon the Closing, to fill the vacancies created by such increase in the size of the board and such resignations. Each Director Nominee shall serve as a director for a term expiring at ID Cayman’s next annual meeting of stockholders following the Closing Date and until his or her successor is elected and qualified. “Director Nominees” means (i) four (4) persons nominated by the Ideation Representative (at least two (2) of whom shall be “independent directors” as such term is defined in the rules and regulations of AMEX (the “Independent Directors”)) and (ii) five (5) persons nominated by the SM Shareholders’ Representatives (at least three (3) of whom shall be Independent Directors).

Section 12.5  Fees and Expenses.  Except as expressly provided in Article XV, in the event there is no Closing of the Transactions contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees and expenses.

Section 12.6  Director and Officer Insurance.  As soon as practicable after the date hereof, Ideation will file an application, and otherwise use commercially reasonable efforts to obtain, with a reputable insurance company seeking a tail liability insurance policy (the “Tail Policy”) that will be purchased by ID Cayman at the Closing covering those Persons who are currently covered by Ideation’s directors’ and officers’ liability insurance policy through and including the Closing Date. Such Tail Policy shall (to the extent available in the market) have a price not exceeding 300% of the premium paid by Ideation as of the Closing Date, with coverage in amount and scope at least as favorable to such Persons as Ideation’s coverage as of the Closing Date (or the maximum amount that may be purchased for such price), which Tail Policy shall continue for at least six (6) years following the Closing.

Section 12.7  Tax Elections.  To the extent permitted by applicable Legal Requirements, each of the Group Companies shall duly authorize, execute, and file an election under United States Treasury Regulation Section 301.7701-3 to be disregarded as an entity separate from its owner, effective the day of the Closing Date.

Section 12.8  Exemption of Transaction.  Prior to the Closing, ID Arizona or ID Cayman shall adopt such appropriate board resolutions so as to cause any acquisitions of ID Cayman Shares (including derivative securities with respect to ID Cayman Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject or will become subject as a result of the transactions contemplated by this Agreement to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 12.9  Series D or Other Financing.  Notwithstanding anything to the contrary set forth herein, from the date hereof until the date the Proxy Statement/Prospectus is declared effective by the SEC, SM Cayman shall be permitted to raise capital pursuant to an issuance of Series D Preferred Shares, on the terms and conditions agreed upon by Ideation and SM Cayman, provided that such financing results in maximum aggregate proceeds to the borrower of US$15 million and no dividends shall accrue on such shares until the end of the first full calendar quarter after the Closing or termination hereof (a “Series D Financing”). The terms of any such Series D Preferred Shares must provide for their automatic conversion, (a) in the event that ID Cayman Preferred Shares will be issued pursuant to Section 12.12, into ID Cayman Preferred Shares at the Closing using a ratio of one (1) ID Cayman Preferred Share per each US$7.8815 of aggregate liquidation preference thereunder, rounding up to the nearest whole share, and a number of New Warrants, each such New Warrant to purchase 0.25 of an ordinary share of ID Cayman at an exercise price per such ordinary share of $7.8815, and (2) in any other event, into ID Cayman Shares at the Closing using a ratio of one (1) ID Cayman Share per each US$7.8815 of aggregate liquidation preference thereunder, rounding up to the nearest whole share. Notwithstanding anything to the contrary set forth in this Agreement, SM Cayman shall also be permitted to discuss with potential lenders the terms of a subordinated debt financing, provided that the consent of Ideation shall be required prior to SM Cayman entering into any agreement or commitment with respect to such financing.

contracts to purchase (the “Sponsor Purchases”) Ideation Shares in the open market or in privately negotiated transactions (the “Acquired Shares”), in such an amount (the “Sponsor Purchase Commitment Amount”) equal to the lesser of (i) an aggregate expenditure of US$18.25 million and (ii) an amount (A) that, when combined with purchases by Ideation pursuant to Section 12.11 and proxies delivered by Ideation stockholders approving the Transactions, would result in the adoption and approval of this Agreement and the Transactions at the Stockholders’ Meeting and (B) that would result in ID Cayman possessing (assuming settlement of such Section 12.11 purchases) at least US$18.25 million in its Trust Account immediately after the Closing, before payment of the expenses set forth in clauses (b) through (e) of Section 8.19, provided, however, that (w) the purchase price per Ideation Share is not more than $9.00; (x) the Sponsor Purchase Commitment Amount is used solely to purchase Ideation Shares and is not applied to any transaction cost related to such purchase, other than normal brokerage fees; (y) such Sponsor Purchases are conducted in compliance with the Securities Act, the Exchange Act and any other applicable Legal Requirements; and (z) the aggregate amount of such Sponsor Purchases shall be disclosed to the holders of Ideation Shares in an appropriate filing with the SEC one (1) business day before the Stockholders Meeting. To the extent that the Sponsor Entity, through itself, its Affiliates or Non-Affiliate Purchasers, is unable to make sufficient Sponsor Purchases of Acquired Shares to satisfy the Sponsor Purchase Commitment Amount for any reason, Ideation agrees to sell shares of Ideation Common Stock (which shall also be deemed to be “Acquired Shares” for purposes of this Article XII) to the Sponsor Entity, its Affiliates or Non-Affiliate Purchasers for a price per share equal to $7.8815 in such number as necessary to remedy such shortfall, and the Sponsor Entity shall not be in breach of this section to the extent it so remedies such shortfall pursuant to such purchases. The Sponsor Entity agrees to promptly provide reasonable supporting evidence of its compliance with the provisions of this Article XII, upon request by an SM Shareholders’ Representative.

(b) Voting of the Subject Shares; Conversion.

(i) At the Stockholders’ Meeting described in Section 11.1 (including every adjournment or postponement thereof) the Sponsor Entity covenants and agrees that it shall vote or cause the vote of (A) all of the Acquired Shares owned by it and its Affiliates and (B) any Ideation Shares it or its Affiliates hold as of the date hereof, other than the “initial shares” as defined in the definitive Prospectus of Ideation dated November 19, 2007 (together, the “Subject Shares”):

(a) in favor of the adoption and approval of this Agreement and the Transactions;

(b) against any proposal made in opposition to, or in competition with, this Agreement and the Transactions; and

(c) against any other action that is intended, or would reasonably be expected to, unreasonably impede, interfere with, delay, postpone, discourage or adversely affect this Agreement and the Transactions.

Furthermore, to the extent that any Non-Affiliate Purchaser fails to vote any Acquired Shares owned by it in accordance with such terms, then the purchase of such shares shall not be counted toward fulfillment of the Sponsor Purchase Commitment Amount.

(ii) The Sponsor Entity agrees that at all times during the period commencing with the execution and delivery of this Agreement and until the Closing (or the earlier termination of this Agreement in accordance with its terms), none of it or its Affiliates will exercise any right to convert any of the Subject Shares for a pro-rata share of the Trust Account. Furthermore, to the extent that any Non-Affiliate Purchaser shall exercise any such right with respect to any Acquired Shares owned by it, then the purchase of such shares shall not be counted toward fulfillment of the Sponsor Purchase Commitment Amount.

(c) Cooperation.  In addition to the foregoing, the Sponsor Entity agrees to use commercially reasonable efforts to cooperate with the Ideation Parties and the SM Parties in order to consummate the Transactions (including, without limitation, with respect to providing information about itself, its Affiliates or Non-Affiliate Purchasers or Sponsor Purchases as necessary for Ideation to respond to any SEC comments on the Proxy Statement/Prospectus).

Section 12.11  Ideation Share Purchases.  The parties agree and acknowledge that, following the initial filing of the Proxy Statement/Prospectus with the SEC, Ideation may seek to purchase, or enter into binding contracts to purchase, shares of Ideation Common Stock either in the open market or in privately negotiated transactions. Any such purchases or contracts would be entered into and effected either pursuant to a 10b(5)-1 plan or at a time when Ideation, its initial stockholders (as defined in the Ideation Prospectus) or their respective Affiliates are not aware of any material nonpublic information regarding Ideation or its securities. Any such purchases or contracts could involve the incurrence of debt financing, payment of significant fees or interest payments and/or the issuance of additional shares of Ideation Common Stock or other securities of Ideation to the sellers of such shares or other persons providing financing or other assistance in the transactions; provided that any such purchases or contracts other than Ordinary Course Purchases shall require the prior approval of the SM Shareholders’ Representatives (which shall not be unreasonably withheld or delayed). If the SM Shareholders’ Representatives shall unreasonably withhold or delay such approval, and the Stockholder Approval is not obtained but could reasonably be expected to have been obtained if such contract(s) had been approved and executed, then the obligations of the Frost Group to make Sponsor Purchases pursuant to Section 12.10 shall terminate. It shall be a condition to the closing of such contracts that all shares to be purchased pursuant to any such contracts be voted in favor of the Transactions at the Stockholders’ Meeting. These purchases or arrangements could result in an expenditure of, or a commitment to expend, a substantial amount of Ideation’s funds, which will ultimately reduce the amount of funds remaining in the Trust Account immediately after the Closing. “Ordinary Course Purchases” means cash-settled forward purchase contracts with non-Affiliates of Ideation, of such type as entered into from time to time in connection with transactions involving special purpose acquisition companies or “SPACs” that are similar to the Share Exchange, to purchase shares of Ideation for a purchase price per share not to exceed US$9.00 plus out-of-pocket costs incurred in connection with such purchases; provided, however that such contracts do not bind SM Cayman or encumber its assets.

Section 12.12  ID Cayman Preferred Shares and New Warrants.  If, following the closings of the agreements contemplated by Section 12.11 hereof and the payments to Ideation stockholders who have properly exercised their Conversion Rights, less than US$55.16 million will remain in the Trust Account before payment of the amounts described in clauses (b) through (e) of Section 8.19, each Acquired Share shall be repurchased by ID Cayman in exchange for one ID Cayman Preferred Share and a New Warrant to purchase 0.25 of an ordinary share of ID Cayman immediately prior to the Closing of the Share Exchange. The exercise price per ordinary share of such New Warrants shall be US$7.8815. Such repurchase shall be conditioned upon the execution and delivery by the holder of such an Acquired Share of a repurchase agreement in reasonable and customary form and substance for a transaction of such nature, which shall include customary registration rights with respect to such ID Cayman Preferred Shares and the ordinary shares underlying such preferred shares, which rights shall be pari passu with other registration rights granted to holders of ID Cayman Securities. Each holder of Acquired Shares shall be a third-party beneficiary to this provision for so long as he or she holds such shares.

Section 12.13  Internal Audit Function.  For a period of three (3) years after the Closing, the SM Parties shall, through their designees on the ID Cayman board of directors (to the extent not prohibited by applicable law of the Cayman Islands), cause ID Cayman to engage an independent registered public accounting firm, which firm shall not otherwise be engaged by ID Cayman with respect to any other matter, to report to its audit committee and oversee the internal audit function of ID Cayman in such role. The audit committee of ID Cayman may waive compliance with this covenant prior to the third anniversary of the Closing at any time that it shall determine that ID Cayman has sufficient internal resources to comply with all applicable Legal Requirements relating to its internal audit function.

ARTICLE XIII

Conditions to Closing

Section 13.1  SM Parties Conditions Precedent.  The obligations of the SM Parties to complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions by the Ideation Parties, any one or more of which may be waived by SM Cayman in writing.

(a) Representations and Covenants.  The representations and warranties of the Ideation Parties contained in this Agreement, when read without any qualifications relating to “materiality,” or “Material Adverse Effect”, shall be true on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Ideation Parties, and each of the Ideation Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the Ideation Parties shall have delivered to SM Cayman a certificate, dated the Closing Date, to the foregoing effect.

(b) No Litigation, Injunctions.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek material damages or a discovery order in connection with such Transactions, and there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of any of the Transactions.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2008 which has had or is reasonably likely to cause a Material Adverse Effect on Ideation.

(d) Filing of Proxy Statement/Prospectus.  Ideation shall have filed the definitive Proxy Statement with the SEC and mailed it to Ideation’s stockholders.

(e) Approval by Ideation’s Stockholders.  The Transactions shall have been approved by the holders of Common Stock in accordance with the DGCL, other applicable Legal Requirements, and the Ideation Constituent Instruments, and the aggregate number of shares of Common Stock held by stockholders of Ideation who exercise their Conversion Rights with respect to their Common Stock in accordance with the Ideation Constituent Instruments shall not constitute thirty percent (30%) or more of the Common Stock issued in the Ideation Public Offering.

(f) Notice to Trustee.  Ideation shall have, prior to the Closing, delivered to the trustee of the Trust Account instructions to disburse on the Closing Date the monies in the Trust Account in accordance with the documents governing the Trust Account and this Agreement.

(g) Resignations.  Effective as of the Closing, the directors and officers of Ideation who will not be continuing directors and officers of ID Cayman will have resigned and the copies of the resignation letters of such directors and officers shall have been delivered to ID Cayman, together with a written release from each such resigning director and officer to the effect that such person has no claim for employment or other compensation in any form from Ideation except for reimbursement of outstanding expenses existing as of the date of such person’s resignation.

(h) SEC Reports.  Ideation shall have filed all reports and other documents required to be filed by Ideation under the U.S. federal securities laws through the Closing Date.

(i) Secretary’s Certificate.  SM Cayman shall have received a certificate from Ideation, signed by its Secretary, certifying that the attached copies of the Ideation Constituent Instruments and resolutions of the Ideation Board approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect, and certifying as to the incumbency of its officers.

(j) Deliveries.  The deliveries required to be made by Ideation in Article VI shall have been made by Ideation.

(k) Governmental Approval.  The Parties shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such approvals, waivers and consents as may be required under applicable Legal Requirements.

(l) Merger and Conversion Documents.  The following documents shall have been executed and delivered by the Ideation Parties: (i) Certificate of Merger to be filed in accordance with the DGCL as of the Merger Effective Time; (ii) Articles of Merger to be filed in accordance with the ARS as of the Merger Effective Time; (iii) documents required for the transfer of domicile of ID Arizona pursuant to the ARS; and (iv) documents required for the submission to the Registrar of Companies in the Cayman Islands to obtain a certificate of registration by way of continuation pursuant to the Cayman Companies Law.

(m) Opinions.  The SM Entities shall have received the opinion of the Ideation Parties’ legal counsel in Delaware, Arizona and Cayman Islands, which such opinion shall be substantially in the forms attached hereto as Exhibits C-1,C-2 and C-3, respectively.

(n) Certificate of Good Standing.  The SM Entities shall have received a certificate of good standing (or its equivalent) under the applicable Legal Requirements of each of the Ideation Parties.

(o) Registration Statement.  The Form S-4 Registration Statement shall have been declared effective and no stop order suspending its effectiveness shall be in effect.

(p) Investor Representation Letters.  The Investor Representation Letter shall have been executed and delivered by each affiliate of Ideation who holds an Interim Note or any other securities of SM Cayman that are being converted into or exchanged for ID Cayman Shares at the Closing pursuant to this Agreement.

(q) Required Consents.  All consents, authorizations and approvals of the Persons set forth in Schedule 13.1(q) of this Agreement shall have been obtained.

Section 13.2  Ideation Conditions Precedent.  The obligations of Ideation to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions by each of the SM Parties, any one or more of which may be waived by Ideation in writing:

(a) Representations and Covenants.  The representations and warranties of the SM Parties contained in this Agreement, when read without any qualifications relating to “materiality,” or “Material Adverse Effect”, shall be true on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the SM Parties, and each of the SM Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the SM Parties shall have delivered to Ideation a certificate, dated the Closing Date, to the foregoing effect.

(b) No Litigation, Injunctions.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek material damages or a discovery order in connection with such Transactions, and there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of any of the Transactions.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2008 which has had or is reasonably likely to cause a Material Adverse Effect on the Group Companies, taken as a whole.

(d) Approval by Ideation’s Stockholders.  The Transactions shall have been approved by the holders of Common Stock in accordance with the DGCL, other applicable Legal Requirements, and the Ideation Constituent Instruments, and the aggregate number of shares of Common Stock held by stockholders of Ideation who exercise their Conversion Rights with respect to their Common Stock in accordance with the Ideation Constituent Instruments shall not constitute thirty percent (30%) or more of the Common Stock issued in the Ideation Public Offering.

(e) Opinions.  Ideation shall have received the opinion of SM Cayman’s legal counsel in the PRC and the Cayman Islands, and each such opinion shall be substantially in the forms attached hereto as Exhibits D-1 and D-2, respectively.

(f) Officer’s Certificates.  Ideation shall have received a certificate from each of the SM Parties that is an entity signed by an authorized officer or representative of such Party, respectively, certifying that the attached copies of each such Party’s constituent instruments and resolutions or other authorizing documents approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect, and certifying as to the incumbency of its officers. Ideation shall have received a certificate from Jingli Shanghai signed by an authorized officer or representative of such Party, certifying that the attached copies of each of its Subsidiary’s constituent instruments are all true, complete and correct and remain in full force and effect.

(g) Certificate of Good Standing.  Ideation shall have received a certificate of good standing of SM Cayman.

(h) Deliveries.  All other deliveries required to be made by the SM Parties in Article VI shall have been made by them.

(i) Investor Representation Letters.  The Investor Representation Letter shall have been executed and delivered by each of the SM Shareholders, SM Warrantholders and holders of Interim Notes (other than the affiliates of Ideation described in Section 13.1(p) hereof).

(j) Preferred Conversion.  The Preferred Conversion shall have occurred.

(k) Governmental Approval.  The Parties shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such approvals, waivers and consents as may be required under applicable Legal Requirements.

(l) Registration Statement.  The Form S-4 Registration Statement shall have been declared effective and no stop order suspending its effectiveness shall be in effect.

(m) Required Consents.  All consents, authorizations and approvals, of the Persons set forth in Schedule 13.2(m) of this Agreement shall have been obtained.

(n) Officers.  Each of Qinying Liu, Garbo Lee and Jennifer Huang shall have continued to serve in the same position at SM Cayman and/or the other Group Companies as such Person is serving as of the date of this Agreement, or in another senior management capacity.

(o) Financial Statements.  The SM Parties shall have delivered the financial statements described in Section 10.10. If the Closing occurs on or prior to June 30, 2009, (i) either (x) Adjusted Net Income and EBITDA set forth in the 3Q 2008 Financials for the three-month period ended September 30, 2008 shall be not less than US$5,149,000 and US$9,717,000, respectively, and (y) Adjusted Net Income and EBITDA set forth in the 4Q 2008 Financials for the three-month period ended December 31, 2008 shall be not less than US$5,834,000 and US$11,199,000, respectively, or (z) Adjusted Net Income and EBITDA set forth in the FY2008 Financials for the twelve-month period ended December 31, 2008 shall be not less than US$15,556,000 and US$30,398,000, respectively, and (ii) Adjusted Net Income and EBITDA set forth in the 1Q 2009 Financials for the three-month period ended March 31, 2009 shall be not less than US$[          ] and US$[          ], respectively. If the Closing occurs after June 30, 2009, (i) Adjusted Net Income and EBITDA set forth in the FY2008 Financials for the twelve-month period ended December 31, 2008 shall be not less than US$15,556,000 and US$30,398,000, respectively, and (ii) Adjusted Net Income and EBITDA set forth in the 1Q 2009 Financials for the three-month period ended March 31, 2009 shall be not less than US$[          ] and US$[          ], respectively. The 3Q 2008 Financials and the FY2008 Financials (as applicable) shall have been accompanied by an unqualified opinion of an internationally recognized and U.S. registered independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board.

ARTICLE XIV

Indemnification

Section 14.1  Survival.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months and shall thereafter be of no further force and effect; provided, however, that the representations and warranties contained in Section 7.1, the first three sentences of Section 7.2, Section 7.3, Section 7.4, Section 7.14, Section 8.1(a)-(c), Section 8.2, Section 8.3, Section 8.4 and Section 8.22 (the “Basic Representations”) shall survive the Closing for a period equal to any applicable statute of limitations. All of the covenants and obligations of the Parties contained in this Agreement shall survive the Closing unless they expire sooner in accordance with their terms. The term during which any representation, warranty, or covenant survives hereunder is referred to as the “Survival Period.” Except as expressly provided in this paragraph, no claim for indemnification hereunder may be made after the expiration of the Survival Period.

Section 14.2  Indemnification by the SM Shareholders and Linden Ventures.

(a) From and after the Closing, the SM Shareholders shall, subject to the terms hereof, severally (pro rata in proportion to the consideration received by such SM Shareholder at the Closing, including consideration received in respect of SM Warrants (calculated on an as-if-converted basis)) indemnify, defend and hold harmless the Ideation Parties and their respective successors and permitted assigns (the “Ideation Indemnified Parties”) from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs) (collectively, “Damages”) arising from or relating to: (i) any breach of any representation or warranty made by any of the SM Entities in Article VII hereof or in any certificate delivered by the SM Entities pursuant to this Agreement; (ii) any breach by any SM Entity of its covenants or obligations in this Agreement; (iii) any breach by any SM Shareholder of its representations or warranties, covenants or obligations in this Agreement or in any certificate delivered by the SM Shareholders pursuant to this Agreement; (iv) the validity, enforceability or effectiveness (or lack thereof) of the appointment of the Designated Agent, any actions taken by him or her hereunder, and/or the transfer of any Other SM Shares by him or her (including Other SM Shares resulting from option exercises and vesting of SM Restricted Shares Awards after the date hereof), or the ownership or transfer of any SM Shares by the Non-signing SM Shareholder (including Non-signing SM Shareholders resulting from option exercises and vesting of SM Restricted Shares Awards after the date hereof) pursuant to this Agreement; (v) the failure to allocate any Earn-Out Shares hereunder to the holders of Restricted Shares Awards, the failure to register such awards in accordance with PRC Legal Requirements or any claims of such holders relating to the transfer or exchange of their Restricted Shares Awards hereunder; or (vi) the failure of any SM Entity to pay its registered capital in full to the appropriate Governmental Authority pursuant to applicable Legal Requirements. From and after the Closing, Linden Ventures shall, subject to the terms hereof, severally indemnify, defend and hold harmless the Ideation Indemnified Parties from and against any Damages arising from any breach by Linden Ventures of its representations or warranties, covenants or obligations in this Agreement. Notwithstanding the foregoing, however, the representations, warranties, covenants and obligations contained in this Agreement that relate specifically and solely to a particular SM Shareholder or to Linden Ventures and are made by such Persons hereunder are the obligations of that particular Person only and the other SM Shareholders and Linden Ventures, as the case may be, shall not be responsible therefor.

(b) The amount of any and all Damages suffered by the Ideation Indemnified Parties shall be paid in cash, or, at the option of the SM Shareholders/Linden Ventures, may be recovered by delivery of a specified number of ID Cayman Shares owned by the SM Shareholders/Linden Ventures (the “Returned Shares”) for repurchase by ID Cayman on terms set forth in this Section 14.2(b), provided that such transfer of shares is in compliance with all applicable Legal Requirements. If an Ideation Indemnified Party suffers Damages and Damages are paid by the SM Shareholders/Linden Ventures through the delivery of Returned Shares in lieu of a cash payment, then such Returned Shares shall be cancelled. If any SM Shareholders/Linden Ventures elect to deliver Returned Shares instead of cash hereunder, the number of Returned Shares to be returned by such

SM Shareholder/Linden Ventures shall be equal to the aggregate amount of the indemnifiable Damages agreed to be paid by such SM Shareholder/Linden Ventures in Returned Shares, divided by US$7.8815.

(c) Pursuant to the provisions of this Article XIV, from and after the Closing, if any claim for indemnification is to be brought against any SM Shareholders/Linden Ventures by an Ideation Indemnified Party, such claim (and whether or not to bring such claim) shall be determined and approved by a committee of directors comprised of (i) all Independent Directors and (ii) the non-independent director nominated by the Ideation Representative each as elected pursuant to Section 12.4 (the “Independent Committee”). Any settlement on behalf of ID Cayman of any claim described in the immediately preceding sentence shall be determined and approved by the Independent Committee; it being understood that the consent of the SM Shareholders’ Representatives (in accordance with Section 16.5) on behalf of the SM Shareholders shall also be required to enter into any settlement with respect to such claim (unless the claim also involves Linden Ventures, in which case the consent of Linden Ventures shall be required). Any determination or approval of the Independent Committee made pursuant to the provisions of this Section 14.2(c) shall be by majority vote.

Section 14.3  Indemnification by Ideation.

(a) From and after the Closing, the Ideation Parties shall, subject to the terms hereof including without limitation Section 10.8 hereof, indemnify, defend and hold harmless each of the SM Shareholders, the Non-signing SM Shareholder and Linden Ventures (collectively, the “SM Indemnified Parties”) from and against any Damages arising from: (i) any breach of any representation or warranty made by the Ideation Parties in Article VIII hereof or in any certificate delivered by the Ideation Parties pursuant to this Agreement; or (ii) any breach by any Ideation Party of its covenants or obligations in this Agreement.

(b) From and after the Closing, the amount of any and all Damages suffered by the SM Indemnified Parties shall be paid in newly issued ID Cayman Shares. The number of ID Cayman Shares to be issued to the SM Indemnified Parties shall be equal to the aggregate amount of the indemnifiable Damages agreed to be paid by the Ideation Parties, divided by US$7.8815.

(c) From and after the Closing, any settlement of any claim for indemnification against the Ideation Parties on behalf of or by right of an SM Shareholder shall be determined and approved by the SM Shareholders’ Representatives and the Independent Committee. Except for claims for indemnification by Linden Ventures, all claims for indemnification of an SM Indemnified Party pursuant to this Section 14.3 shall be made on behalf of such SM Indemnified Party by the SM Shareholders’ Representatives in accordance with Section 16.5.

Section 14.4  Limitations on Indemnity.

(a) Notwithstanding any other provision in this Agreement to the contrary, the Ideation Indemnified Parties shall not be entitled to indemnification pursuant to Section 14.2(a) (i) or (iii) or the second to last sentence of Section 14.2(a), unless and until the aggregate amount of Damages to the Ideation Indemnified Parties with respect to such matters under such sections exceeds US$750,000 (the “Basket”), and then only to the extent all such Damages exceed the Basket; provided that the aggregate amount of Damages payable by the SM Indemnified Parties to the Ideation Indemnified Parties pursuant to claims for indemnification under Section 14.2(a)(i), (iii) and the second to last sentence of Section 14.2(a) shall not exceed US$7,500,000 (the “Cap”); and provided further that the Basket and Cap shall not limit Damages that arise from or otherwise relate to the breach of any of the Basic Representations made by any of the SM Parties or Linden Ventures or fraud.

(b) Notwithstanding any other provision in this Agreement to the contrary, the SM Shareholders/Linden Ventures shall not be liable to, or indemnify, the Ideation Indemnified Parties for any Damages (i) that are punitive, special, consequential, incidental, exemplary or otherwise not actual damages or (ii) that are in the nature of lost profits or any diminution in value of property or equity. The Ideation Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages. This Article XIV constitutes the Ideation Indemnified Parties’ sole and exclusive remedy for any and all post-Closing Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby (other than pursuant to Section 10.9(c)).

(c) Notwithstanding any other provision in this Agreement to the contrary, no SM Indemnified Party shall be entitled to indemnification pursuant to Section 14.3(a)(i), unless and until the aggregate amount of Damages to the SM Indemnified Parties with respect to such matters under such section exceeds the Basket, and then only to the extent all such Damages exceed the Basket; provided that the aggregate amount of Damages payable by the Ideation Parties to the SM Indemnified Parties pursuant to Section 14.3(a)(i) shall not exceed the Cap; and provided further that the Basket and Cap shall not limit Damages that arise from or otherwise relate to the breach of any of the Basic Representations made by the Ideation Parties or fraud.

(d) Notwithstanding any other provision in this Agreement to the contrary, the Ideation Parties shall not be liable to, or indemnify, the SM Indemnified Parties for any Damages (i) that are punitive, special, consequential, incidental, exemplary or otherwise not actual damages or (ii) that are in the nature of lost profits or any diminution in value of property or equity. The SM Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages. This Article XIV constitutes the SM Indemnified Parties’ sole and exclusive remedy for any and all post-Closing Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby.

Section 14.5  Defense of Third Party Claims.  If the Independent Committee determines to make a claim for indemnification under Section 14.2 or the SM Shareholders’ Representatives (on behalf of any SM Shareholder (including the Non-signing SM Shareholder)) or Linden Ventures make a claim for indemnification under Section 14.3 (each, as applicable, an “Indemnitee”), such Indemnitee shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that except as otherwise set forth in this Article XIV, the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless the Indemnitor was prejudiced thereby, and then only to the extent of such prejudice. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article XIV. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third party claim, the amount for which that third party claim could have been settled pursuant to that proposed compromise or settlement. In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. If the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee may defend against such matter as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

Section 14.6  Tax Benefits; Reserves; Insurance.

The amount of Damages subject to indemnification under Section 14.2 or Section 14.3 shall be calculated net of (i) any net Tax Benefit actually utilized by the Indemnitee on account of such Damages, (ii) any reserves set forth in any of the SM Financial Statements relating to such Damages and (iii) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnitee on account of such Damages. If the Indemnitee receives a net Tax Benefit on account of such Damages after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually utilized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes to be paid by the Indemnitee or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. To the extent Damages are recoverable by insurance, the Indemnitees shall take all commercially reasonable efforts to obtain maximum recovery from such insurance. In the event that an insurance or other recovery is made by any Indemnitee with respect to Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of Damages indemnified by the Indemnitors. The Indemnitees shall take all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages. For Tax purposes, the Parties agree to treat all payments made under this Article XIV as adjustments to the consideration received for the SM Shares and the SM Warrants.

Section 14.7  Limitation on Recourse; No Third Party Beneficiaries.

(a) No claim shall be brought or maintained by any Party or its respective successors or permitted assigns against any officer, director, partner, member, agent, representative, Affiliate, equity holder, successor or permitted assign of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(b) The provisions of this Article XIV are for the sole benefit of the Parties and nothing in this Article XIV, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Article XIV (it being understood that only the Independent Committee, the SM Shareholders’ Representatives and Linden Ventures and not ID Cayman, any SM Shareholder or any other Person acting on any such Person’s behalf or any other Person may exercise any indemnity rights under Section 14.2, Section 14.3 or any other provision of Article XIV).

ARTICLE XV

Termination

Section 15.1  Methods of Termination.  Unless waived by the Parties hereto in writing, the Transactions may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of SM Cayman and Ideation;

(b) by either Ideation or the SM Shareholders’ Representatives (in accordance with Section 16.5), if the Closing has not occurred by the later of (i) September 30, 2009 or (ii) such other date that has been agreed in writing by the SM Shareholders’ Representatives and Ideation (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 15.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

(c) by the SM Shareholders’ Representatives (in accordance with Section 16.5), if there has been a breach by the Ideation Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the SM Parties at the Closing under Section 13.1(a) (which shall be deemed to have occurred in the event of a material breach of Section 12.10 or of Section 12.11 hereof) and such violation or breach has not been waived by the SM Shareholders’ Representatives or cured by the Ideation Parties within thirty (30) days after written notice thereof from the SM Shareholders’ Representatives;

(d) by Ideation, if there has been a breach by the SM Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the Ideation Parties at the Closing under Section 13.2(a) and such violation or breach has not been waived by Ideation or cured by the SM Parties within thirty (30) days after written notice thereof from the Ideation Parties;

(e) by the SM Shareholders’ Representatives (in accordance with Section 16.5) or Ideation, if the Ideation Board (or any committee thereof) shall have failed to recommend or shall have withdrawn or modified in a manner adverse to the SM Parties its approval or recommendation of this Agreement and the Transactions;

(f) by either Ideation or the SM Shareholders’ Representatives (in accordance with Section 16.5), if the Stockholder Approval is not obtained; or

(g) by either Ideation or the SM Shareholders’ Representatives (in accordance with Section 16.5), if a court of competent jurisdiction or other Governmental Authority shall have issued an order or injunction or taken any other action (which order, injunction or action the Parties shall use their use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the Transactions or any of them and such order or action shall have become final and nonappealable.

Section 15.2  Effect of Termination.

(a) In the event of termination by either Ideation or the SM Shareholders’ Representatives, or both of them, pursuant to Section 15.1 hereof, written notice thereof shall forthwith be given to the other Parties, and except as set forth in this Section 15.2 and Section 15.3, (i) all further obligations of the Parties shall terminate, (ii) each Party shall bear its own fees and expenses relating to the Transactions contemplated hereby, and (iii) none of the Parties shall have any liability in respect of such termination of this Agreement.

(b) If the Transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto will destroy all documents, work papers and other material (and all copies thereof) of the other Parties relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii) all confidential information received by any Party hereto with respect to the business of the other Parties hereto shall be treated in accordance with Section 12.2 hereof, which shall survive such termination. The following other provisions shall also survive termination of this Agreement: Section 10.8 (Trust Account), this Article XV (Termination) and Article XVI (Miscellaneous).

Section 15.3  Reimbursement of Fees and Expenses; Termination Fee.

(a) If the Agreement is properly terminated by the SM Shareholders’ Representatives pursuant to Section 15.1(c) or Section 15.1(e), then SM Cayman will be entitled to reimbursement from Ideation of its costs and expenses incurred in connection with the transactions contemplated by this Agreement, up to a maximum of US$3,000,000, immediately upon termination of this Agreement, subject to Section 10.8 hereof; provided that in the event such termination pursuant to Section 15.1(c) relates to a material, intentional breach of Section 12.10 by the Frost Group, and Ideation executes a definitive agreement with respect to an Alternative Transaction within six (6) months following such termination, then SM Cayman will be entitled to reimbursement from the Frost Group of its costs and expenses incurred in connection with the transactions contemplated by this Agreement, up to a maximum of US$3,000,000, on the date of the execution of such definitive agreement, provided that any amount received from the Frost Group pursuant to this Section shall reduce the amount that may be claimed from Ideation pursuant to this Section on a dollar-for-dollar basis.

(b) If this Agreement is properly terminated pursuant to Section 15.1(d), then Ideation will be entitled to reimbursement of its costs and expenses incurred in connection with the transactions contemplated by this Agreement, up to a maximum of US$3,000,000 immediately upon termination of this Agreement; provided that in the event such termination pursuant to Section 15.1(d) relates to an intentional breach by any SM Party, and any SM Entity executes a definitive agreement with respect to an Alternative Transaction within six (6) months following such termination, Ideation will be entitled to a termination fee equal to US$10,000,000 plus reimbursement of all of its costs and expenses incurred in connection with the transactions contemplated by this Agreement, payable on the date of the execution of such definitive agreement.

(c) In addition to the other rights set forth in this Section 15.3, each of Ideation on the one hand and the SM Shareholders’ Representatives, on behalf of the SM Parties, on the other will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against such other party in any court or other tribunal of competent jurisdiction in the United States, the Cayman Islands or Hong Kong, without the need to prove damages or post a bond. It is the desire and intent of the parties that the provisions of this Section 15.3(c) be enforced to the fullest extent permissible under the Legal Requirements and public policies applied in the jurisdiction in which enforcement is sought.

(d) Except for the rights specified in Section 15.2 and this Section 15.3, no Person shall have any rights to any other remedy or damages, whether at law or equity, in contract, in tort or otherwise upon the termination of this Agreement. Each of Ideation, the Frost Group and the SM Parties acknowledge that the covenants and agreements contained in this Article XV are an integral part of this Agreement. If Ideation, the Frost Group or the SM Parties fail to pay the amounts provided for in Section 15.3 when due, Ideation, the Frost Group or the SM Parties, as the case may be, will reimburse the other party for all out-of-pocket expenses incurred by the other party (including expenses of counsel) in connection with the collection under and enforcement of this Article XV.

ARTICLE XVI

Miscellaneous

Section 16.1  Notices.  All notices, requests, waivers and other communications made pursuant to this Agreement will be in writing, at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in writing to all other Parties), and will be conclusively deemed to have been duly given (i) when hand delivered to the recipient Party; (ii) upon receipt, when sent by facsimile with written confirmation of transmission; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, with next business day delivery guaranteed. Each Person making a communication hereunder by facsimile will promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto. In addition to delivery of notice to a Party, copies of such notice shall be provided as follows:

If to the Ideation Parties, a copy to:

Akerman Senterfitt
One SE Third Avenue, 25th Floor
Miami, Florida 33131
Attention: Teddy D. Klinghoffer, Esq.
Facsimile: (305) 374-5095

If to the SM Parties, a copy to:

Latham & Watkins
41/F One Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: David T. Zhang, Esq.
Telephone: (852) 2522 7886
Facsimile: (852) 2522 7006

Section 16.2  Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by Ideation and a majority of the SM

Shareholders’ Representatives. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 16.3  Withholding Rights.  The Ideation Parties shall be entitled to deduct and withhold from the number of shares of ID Cayman Securities otherwise deliverable under this Agreement, such amounts as the Ideation Parties reasonably determine are required to be deducted and withheld with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign Tax law; provided, that (a) before making any such deduction or withholding, the Ideation Parties shall give SM Cayman notice of the intention to make such deduction or withholding (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for the SM Entities to obtain reduction of or relief from such deduction or withholding); and (b) the Ideation shall cooperate with the SM Entities to the extent reasonable in efforts by the SM Entities to obtain reduction of or relief from such deduction or withholding. To the extent that any amounts are so withheld all appropriate evidence of such deduction and withholding, including any receipts or forms required in order for the person with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate authority as being for its account with the appropriate authorities shall be delivered to the Person with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the Person otherwise entitled to the ID Cayman Securities in respect of which such deduction and withholding was made by the Ideation Parties.

Section 16.4  Estimates, Projections and Forecasts.  Ideation acknowledges and agrees that (a) none of the SM Parties, SM Shareholders or Linden Ventures is making or has made any representations or warranties whatsoever with respect to any estimates, projections or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections or forecasts) regarding the Group Companies, their business, the Chinese media market (including without limitation the in-elevator and outdoor billboard advertising markets) or any other matters, (b) that there are uncertainties inherent in attempting to make any estimates, projections or other forecasts and plans, that Ideation is familiar with such uncertainties, that Ideation is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and (c) that Ideation has no claim against the SM Parties, Linden Ventures or anyone else with respect thereto.

Section 16.5  SM Shareholders’ Representatives.

(a) Subject to the provisions of this Section 16.5, each of the SM Shareholders (including, for purposes of this Section 16.5, the Non-signing SM Shareholder) irrevocably constitutes and appoints each of (i) Earl Yen (the “CSV Representative”), (ii) any two authorised signatories of Deutsche Bank AG, Hong Kong Branch from time to time (who shall be deemed together to be a single SM Shareholders’ Representative) (the “DB Representative”) and (iii) Qinying Liu (the “Management Shareholder Representative” and, together with the CSV Representative and the DB Representative, the “SM Shareholders’ Representatives”) as such SM Shareholder’s true and lawful attorney-in-fact and agent and authorizes him or her to act for such SM Shareholder and in such SM Shareholder’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the other Transaction Documents contemplated hereby, as fully to all intents and purposes as such SM Shareholder might or could do in person (provided that such SM Shareholders’ Representative is at all times acting in accordance with the provisions of this Section 16.5). Each of the SM Shareholders grants unto each said attorney in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by the Transaction Documents, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the SM Shareholders’ Representative may lawfully do or cause to be done by virtue hereof (provided that such SM Shareholders’ Representative is at all times acting in accordance with the provisions of this Section 16.5). Each of the SM Shareholders acknowledges and agrees that upon execution of this Agreement, upon any delivery by the SM Shareholders’ Representatives of any waiver, amendment, agreement, opinion, certificate or other document executed by the SM Shareholders’ Representatives in accordance with this Section 16.5, such SM Shareholder shall be bound by such documents as fully as if such SM Shareholder had executed and delivered such documents. Subject to the provisions of this Section 16.5, Linden Ventures irrevocably constitutes and appoints each of the SM Shareholders’ Representatives as Linden Ventures’ true and lawful attorney-in-fact and agent and authorizes him or her to act for Linden Ventures and in Linden Ventures’ name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done, solely in connection with a dispute over the FY2009 Adjusted Net Income calculation or any entitlement to the Unearned Portion, as fully to all intents and purposes as Linden Ventures might or could do in person (provided that such SM Shareholders’ Representatives are at all times acting in accordance with the provisions of this Section 16.5). Linden Ventures grants unto each said attorney in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done, solely in connection with a dispute over the FY2009 Adjusted Net Income calculation or any entitlement to the Unearned Portion, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the SM Shareholders’ Representatives may lawfully do or cause to be done by virtue hereof (provided that such SM Shareholders’ Representatives are at all times acting in accordance with the provisions of this Section 16.5). Linden Ventures acknowledges and agrees that upon execution of this Agreement, upon any delivery by the SM Shareholders’ Representatives of any agreement or other document executed by the SM Shareholders’ Representatives (solely in connection with a dispute over the FY2009 Adjusted Net Income calculation or any entitlement to the Unearned Portion) in accordance with this Section 16.5, Linden Ventures shall be bound by such documents as fully as if Linden Ventures had executed and delivered such documents. In acting on behalf of Linden Ventures pursuant to this Section, the Shareholders’ Representatives shall not take action that disproportionately and adversely affects Linden Ventures as compared to the SM Shareholders and SM Warrantholders taken as a group.

(b) Except as provided in this Section 16.5(b), any action to be taken by the SM Shareholders’ Representatives in connection with this Agreement may be validly taken by a majority in number of the SM Shareholders’ Representatives. The following shall require the unanimous approval of the SM Shareholders’ Representatives: (x) a termination of this Agreement to be effected by the SM Shareholders’ Representatives pursuant to Section 15.1, (y) any action to be taken by the SM Shareholders’ Representatives in connection with the indemnification provisions set forth in Article XIV and (z) any action to be taken by the SM Shareholders’ Representatives pursuant to Section 5.2(b)(iv) in connection with a dispute over the FY2009 Adjusted Net Income calculation or any entitlement to the Unearned Portion.

(c) Upon the death, disability or incapacity of any of the initial SM Shareholders’ Representatives appointed pursuant to Section 16.5(a) above, each of the SM Shareholders and Linden Ventures acknowledges and agrees that the Person that appointed such SM Shareholders’ Representative (including such Person’s successors and assigns) shall appoint a replacement reasonably believed by such Person as capable of carrying out the duties and performing the obligations of the SM Shareholder Representative hereunder within thirty (30) days of such death, disability or incapacity.

(d) Each of the SM Shareholders’ Representatives (including, in the case of DB, two authorized signatories of Deutsche Bank AG, Hong Kong Branch) hereby accepts the appointment set forth in this Section 16.5.

Section 16.6  Interpretation.  Unless the express context otherwise requires:

(a) The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(b) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) references herein to a specific Section, Subsection, Background, Preamble, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Subsections, the Background, the Preamble, Schedules, Annexes or Exhibits of this Agreement;

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(k) references herein to any Legal Requirement or any license mean such Legal Requirement or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l) references herein to any Legal Requirement shall be deemed also to refer to all rules and regulations promulgated thereunder.

Section 16.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 16.8  Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 16.9  Entire Agreement; Third-Party Beneficiaries.  This Agreement, taken together with all Exhibits, Annexes and Schedules hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) except as otherwise provided herein, are not intended to confer upon any Person other than the Parties any rights or remedies.

Section 16.10  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 16.11  Dispute Resolution.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The number of arbitrators shall be three. The place of arbitration shall be New York City, New York, United States of America. The language of the arbitration shall be English.

Section 16.12  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Without limiting the generality of the foregoing, any covenants of Ideation hereunder that are to be performed by Ideation following the effective date of the Conversion are covenants that will be performed by ID Cayman as the successor to Ideation.

Section 16.13  Governing Language.  This Agreement shall be governed and interpreted in accordance with the English language.

Section 16.14  Liability Not Affected by Knowledge or Waiver.  The right to recovery of losses or other remedy based upon breach of representations, warranties, or covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.

Section 16.15  Exhibits and Schedules.

(a) Any matter, information or item disclosed in this Agreement or the Disclosure Schedules delivered by a Party or in any of the Annexes, Schedules or Exhibits attached hereto, under any specific representation, warranty, covenant or Schedule heading number, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement or otherwise.

(b) The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

(c) The Annexes, Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IDEATION ACQUISITION CORP.

By:
Name:     Robert Fried

Title:	President

Address:	1990 S. Bundy Drive, Suite 620
Los Angeles, CA 90025
Facsimile:     (310) 861-5454

ID ARIZONA CORP.

By:
Name:     Robert Fried

Title:	President

Address:	1990 S. Bundy Drive, Suite 620
Los Angeles, CA 90025
Facsimile:     (310) 861-5454

THE FROST GROUP, LLC

By:
Name:     Steven D. Rubin
Title:

Address:	4400 Biscayne Blvd., 15th Floor
Miami, FL 33137
Facsimile:     (305) 575-6444

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SIGNATURE PAGES FOR SM PARTIES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SEARCHMEDIA INTERNATIONAL LIMITED

By:
Name:     Qinying Liu
Title: Director

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

JIELI INVESTMENT MANAGEMENT CONSULTING (SHANGHAI) CO., LTD.

By:
Name:     Qinying Liu
Title: Legal Representative

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

JIELI NETWORK TECHNOLOGY DEVELOPMENT (SHANGHAI) CO., LTD.

By:
Name:     Qinying Liu
Title: Legal Representative

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AD-ICON COMPANY LIMITED

By:
Name:     Jianhai Huang
Title: Director

Address:	c/o 4B, Yinglong Building
No. 1358 Yan An Road West,
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

GREAT TALENT HOLDINGS LIMITED

By:
Name:     Qinying Liu
Title: Director

Address:	c/o 4B, Yinglong Building
No. 1358 Yan An Road West,
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

SHANGHAI JINGLI ADVERTISING CO., LTD.

By:
Name:     Qinying Liu
Title: Legal Representative

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
Facsimile:     +86 (21) 6283-0552

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

QINYING LIU

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Facsimile:	+86 (21) 6283-0552

LE YANG

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China

Facsimile:	+86 (21) 6283-0552

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CHINA SEED VENTURES MANAGEMENT LIMITED
as general partner for and on behalf of
CHINA SEED VENTURES, L.P.

By:
Name:     Earl Ching-Hwa Yen
Title: Managing Director

Address:	Rm. 104, Bldg.18
No. 800 Huashan Road
Shanghai, 200050, China
Telephone: +86 (21) 6225-8579
Facsimile: +86 (21) 6225-8573
Email: earl@csvcp.com
Attention: Earl Ching-Hwa Yen

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DEUTSCHE BANK AG, HONG KONG BRANCH

By:
Name:     Tom Cheung

Title:	Managing Director

By:
Name:     Stephen Lau
Title: Director

Address:	56/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Facsimile:  +852 2203-8304

Attention:	GME Complex Equities
Saurabh Thalaria/
Tom Cheung/
Legal Department

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GENTFULL INVESTMENT LIMITED

By:
Name:

Title:

By:
Name:
Title:

Address:	9/F., Central Building, 3 Pedder Street, Central, Hong Kong
Facsimile:     +852 3162-5618

GAVAST ESTATES LIMITED

By:
Name:

Title:

By:
Name:
Title:

Address:	9/F., Central Building, 3 Pedder Street, Central, Hong Kong

Facsimile:  +852 3162-5618

JIANXUN WANG

By:
Name:     Qinying Liu
Title: Authorized Signatory

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
    Facsimile: +86 (21) 6283-0552

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LINDEN VENTURES II (BVI), LTD.

By:
Name:

Title:

Address:	c/o Linden Advisors LP, 590 Madison Ave., 15th Floor, New York NY 10022, USA Facsimile: +1 (646) 840-3625

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MANAGEMENT SHAREHOLDER REPRESENTATIVE:

Name:   Qinying Liu

Address:	Room 4B, Yinglong Building
No. 1358 Yan An Road West
Shanghai 200052, China
Facsimile: +86 (21) 6283-0552

CSV REPRESENTATIVE:

Name:  Earl Ching-Hwa Yen

Address:	Rm 104, Bldg. 18
No. 800 Huasham Road
Shanghai, 20050, China
Facsimile: +86 (21) 6225-8573

DB REPRESENTATIVE:

Name:  Tommy Cheung

Address:	56/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Facsimile: +852 2203-8304

Name:  Stephen Lau

Address:	56/F Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Facsimile: +852 2203-8304

Annex A-SEA

ANNEX A

Definitions

“Acquired Shares” has the meaning set forth in Section 12.10(a) of the Agreement.

“Acquisition Proposal” has the meaning set forth in Section 10.2(a) of the Agreement.

“Action” has the meaning set forth in Section 7.10 of the Agreement.

“Adjusted Net Income” means consolidated net income, as determined in accordance with U.S. GAAP consistently applied, provided that Adjusted Net Income shall be calculated excluding: (i) expenses arising from or in connection with dividends or deemed dividends paid or payable on any preferred shares of SM Cayman and the redemption features of any preferred shares of SM Cayman and other expenses relating to the preferential features of any preferred shares of SM Cayman, (ii) any income or loss from a minority investment in any other entity by any Group Company, (iii) any expenses arising from or in connection with the issue of any preferred shares of SM Cayman, (iv) any charge arising from or in connection with compensation under the Option Plan, (v) non-cash financial expenses arising from the issuance of any Equity Securities (as defined in the Company Memorandum), (vi) non-recurring extraordinary items (including, without limitation, any accounting charges, costs or expenses arising from or in connection with the Transactions), (vii) any costs, expenses or other items relating or attributable to that certain Convertible Note and Warrant Agreement (the “Note Agreement”) dated as of March 17, 2008 among SM Cayman, Linden Ventures and the other parties thereto, as amended on September 15, 2008, December 18, 2008 and March 12, 2009 (including the issuance of the Linden Note (as defined in the Note Agreement), as amended on September 15, 2008, December 18, 2008 and March 12, 2009), (viii) all revenues, expenses and other items (including acquisition-related charges) relating or attributable to the acquisition of a majority of the outstanding equity interests of, or all or substantially all of the assets of any other entity or business, by ID Cayman or any Group Company following the Closing (for the avoidance of doubt it is agreed that the leasing or subleasing of a billboard, elevator frame unit or other media asset or advertising right does not constitute such an acquisition), (ix) the effect of any change in accounting principles or (x) any accounting charges, costs or expenses incurred by ID Cayman or SM Cayman arising from or in connection with any Earn-Out Share Payment.

“Affiliates” shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Alternative Transaction” means, with respect to the SM Parties, (a) a merger, scheme of arrangement, consolidation, dissolution, recapitalization or other business combination involving SM Cayman, (ii) the issuance by SM Cayman of over 50% of the SM Ordinary Shares as consideration for the assets or securities of another Person or (iii) the acquisition in any manner, directly or indirectly, of over 50% of the SM Ordinary Shares or consolidated total assets of SM Cayman (including by way of acquisition of one or more of the Group Companies) provided that “Alternative Transaction” shall not include the sale of assets or equity of any of the Group Companies to one or more of its previous shareholders as part of a restructuring of the Group Companies, provided that (A) the aggregate purchase price paid for any such assets or equity shall not exceed the amount originally paid by the relevant SM Entity (or Subsidiary thereof) for such assets or equity, (B) substantially all of such aggregate purchase price shall comprise forgiveness of existing obligations of such SM Entity (or Subsidiary thereof) and cash and (C) any cash paid to such SM Entity (or Subsidiary thereof) as part of such aggregate purchase price shall not exceed the amount of cash previously paid by the SM Entities and their Subsidiaries in connection with the original acquisition of such assets or equity or

(b) any private equity financing with proceeds in excess of $15 million (exclusive of any commissions or management fees); and with respect to Ideation, means any “initial business combination” (as defined in Ideation’s Amended and Restated Certificate of Incorporation).

“AMEX” means the NYSE Amex.

“ARS” has the meaning set forth in the background to the Agreement.

“Articles of Merger” has the meaning set forth in Section 1.2 of the Agreement.

“Audited Financial Statements” has the meaning set forth in Section 7.7(a) of the Agreement.

“Basic Representations” has the meaning set forth in Section 14.1 of the Agreement.

“Basket” has the meaning set forth in Section 14.4(a) of the Agreement.

“Billboard Company” means an entity that is primarily engaged in the business of outdoor billboard advertising.

“Billboard Placement Contract” means a Contract between a Group Company and the advertising company, or with a third party, securing the location of the billboard for the purpose of selling advertising or advertising times to advertisers.

“Cap” has the meaning set forth in Section 14.4(a) of the Agreement.

“Cayman Companies Law” means the Companies Law (2007 Revision) of the Cayman Islands.

“Certificate of Merger” has the meaning set forth in Section 1.2 of the Agreement.

“Certificates” has the meaning set forth in Section 4.3 of the Agreement.

“Change of Control” shall mean any:

(a) merger, consolidation, business combination or similar transaction involving ID Cayman in which any of the outstanding voting securities of ID Cayman is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting securities of ID Cayman outstanding immediately prior to such transaction are converted into or exchanged for voting securities of the surviving or transferee Person that constitute a majority of the outstanding shares of voting securities of such surviving or transferee Person (immediately after giving effect to such issuance);

(b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of ID Cayman or any of its Subsidiaries or controlled Affiliates representing all or substantially all of the consolidated assets of ID Cayman and its Subsidiaries and controlled Affiliates;

(c) issuance, sale or other disposition of (including by way of share exchange, joint venture, or any similar transaction by either ID Cayman or its shareholders) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 50% or more of the voting power of ID Cayman; provided, that any acquisition of securities directly from ID Cayman that the Independent Directors determine is primarily for the purposes of raising financing for ID Cayman will not be taken into account when determining if a Change in Control has occurred under this clause (c);

(d) transaction in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of ID Cayman representing 50% or more of the outstanding voting capital of ID Cayman; provided, that any acquisition of securities directly from ID Cayman that the Independent Directors determine is primarily for the purposes of raising financing for ID Cayman will not be taken into account when determining if a Change in Control has occurred under this clause (d); and

(e) any combination of the foregoing.

“Claims” has the meaning set forth in Section 10.8 of the Agreement.

“Closing” has the meaning set forth in Section 6.1 of the Agreement.

“Closing Date” has the meaning set forth in Section 6.1 of the Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Board” means the board of directors of ID Cayman following the Closing.

“Common Stock” means the Common Stock of Ideation, US$0.0001 par value per share.

“Company Memorandum” means the Fourth Amended and Restated Memorandum and Articles of Association of SM Cayman adopted on March 23, 2009, as amended on March 28, 2009.

“Confidential Information” means confidential and proprietary data and information relating to SM Cayman and its Subsidiaries and Affiliates; other than any data or information that (i) has been voluntarily disclosed to the general public by ID Cayman or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, (iii) otherwise enters the public domain through lawful means and not in violation of any confidentiality obligation to any Person or (iv) has been disclosed pursuant to legal process.

“Consent” has the meaning set forth in Section 7.6 of the Agreement.

“Contract” means a contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument, whether written or verbal.

“Conversion” has the meaning set forth in the background to the Agreement.

“Conversion Effective Time” has the meaning set forth in Section 2.2 of the Agreement.

“Conversion Rights” means the right of holders of the Common Stock voting against a business combination to convert their shares of Common Stock for a pro-rata share of the Trust Account, if a business combination is approved and completed. Holders of the Common Stock who exercise such Conversion Rights will continue to have the right to exercise any Ideation Warrants they may hold.

“CSV Representative” has the meaning set forth in Section 16.5(a) of the Agreement.

“Damages” has the meaning set forth in Section 14.2(a) of the Agreement.

“DB” means Deutsche Bank AG, Hong Kong Branch.

“DB Representative” has the meaning set forth in Section 16.5(a) of the Agreement.

“Designated Agent” has the meaning set forth in the preamble to the Agreement.

“DGCL” has the meaning set forth in the background to the Agreement.

“Director Nominees” has the meaning set forth in Section 12.4 of the Agreement.

“Disclosure Schedules” means the SM Disclosure Schedule and the Ideation Disclosure Schedule.

“Earn-Out Share Payments” has the meaning set forth in Section 5.2(b) of the Agreement.

“Earn-Out Shares” has the meaning set forth in Section 5.2(b) of the Agreement.

“End Date” has the meaning set forth in Section 15.1(b) of the Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of threatened or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Ideation in connection with issuance of ID Cayman Securities, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Frame Placement Contract” means a Contract between a Group Company and the owner or site manager of a building in which any Group Company maintains a Frame Unit, or with a third party who has obtained the rights to such location from the owner or site manager of the building where such Frame Unit is located, securing the location of the Frame Unit for the purpose of selling advertising or advertising times to advertisers.

“Frame Unit” means an in-elevator poster frame with respect to which a Group Company sells advertising or advertising times to third parties.

“FY2009” means the fiscal year of ID Cayman ending December 31, 2009.

“Governmental Authority” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign.

“Group Companies” means, collectively, the SM Entities and each of their Subsidiaries, and “Group Company” means any of them.

“ID Arizona” has the meaning set forth in the preamble to the Agreement.

“ID Arizona Common Stock” has the meaning set forth in the background to the Agreement.

“ID Arizona Securities” has the meaning set forth in the background to the Agreement.

“ID Arizona Share(s)” has the meaning set forth in the background to the Agreement.

“ID Arizona Warrant(s)” has the meaning set forth in the background to the Agreement.

“ID Cayman” has the meaning set forth in the background to the Agreement.

“ID Cayman Securities” has the meaning set forth in the background to the Agreement.

“ID Cayman Share(s)” has the meaning set forth in the background to the Agreement.

“ID Cayman Preferred Shares” means those Series A Preferred Shares of ID Cayman with such rights and privileges set forth in the Memorandum and Articles of ID Cayman, in substantially the form attached hereto as Exhibit A.

“ID Cayman Warrant(s)” has the meaning set forth in the background to the Agreement.

“ID Significant Shareholders” means each of Frost Gamma Investments Trust, Robert N. Fried, Subbarao Uppaluri, Steven D. Rubin and Jane Hsiao.

“ID Superior Proposal” means any bona fide (i) proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving Ideation, (ii) proposal for the issuance by Ideation of over 50% of the Common Stock as consideration for the assets or securities of another Person or

(iii) proposal or offer (including a merger, tender offer or exchange offer) to acquire in any manner, directly or indirectly, over 50% of the Common Stock or consolidated total assets of Ideation, in each case other than the Transactions, made by a third party, and which is otherwise on terms and conditions which the Ideation Board or any committee thereof determines in its reasonable judgment (after consultation with financial advisors) to be more favorable to holders of Common Stock than the Transactions.

“Ideation” has the meaning set forth in the preamble to the Agreement.

“Ideation Board” means the board of directors of Ideation prior to the Merger.

“Ideation Constituent Instruments” has the meaning set forth in Section 8.2 of the Agreement.

“Ideation Disclosure” has the meaning set forth in Section 10.8 of the Agreement.

“Ideation Disclosure Schedule” has the meaning set forth in Article VIII of the Agreement.

“Ideation Indemnified Parties” has the meaning set forth in Section 14.2(a) of the Agreement.

“Ideation Material Contract” has the meaning set forth in Section 8.21 of the Agreement.

“Ideation Parties” has the meaning set forth in the background to the Agreement.

“Ideation Prospectus” means the prospectus filed by Ideation with the SEC and made effective on November 19, 2007.

“Ideation Public Offering” means the initial public offering of Ideation completed on November 19, 2007, in which Ideation sold 10,000,000 units, each consisting of one share of its Common Stock and a warrant to purchase one share of its Common Stock at a price of US$8.00 per unit.

“Ideation Registration Statement” has the meaning set forth in Section 10.8 of the Agreement.

“Ideation Representative” means Phillip Frost, M.D.

“Ideation SEC Documents” has the meaning set forth in Section 8.7 of the Agreement.

“Ideation Securities” has the meaning set forth in the background to the Agreement.

“Ideation Share(s)” has the meaning set forth in the background to the Agreement.

“Ideation Warrant(s)” has the meaning set forth in the background to the Agreement.

“IFRS” means International Financial Reporting Standards.

“Indemnification Notice” has the meaning set forth in Section 14.5 of the Agreement.

“Indemnitee” has the meaning set forth in Section 14.5 of the Agreement.

“Indemnitor” has the meaning set forth in Section 14.5 of the Agreement.

“Independent Committee” has the meaning set forth in Section 14.2(c) of the Agreement.

“Independent Director(s)” has the meaning set forth in Section 12.4 of the Agreement.

“Initial Equity Payment” has the meaning set forth in Section 5.2(a) of the Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 7.13 of the Agreement.

“Interim Notes” means, collectively, the promissory note dated March 19, 2009 in the principal amount of US$1,575,000 issued by SM Cayman to FGIT, the promissory note dated March 19, 2009 in the principal amount of US$25,000 issued by SM Cayman to Chardan Securities LLC, the promissory note dated March 19, 2009 in the principal amount of US$25,000 issued by SM Cayman to Robert Fried, the promissory note dated March 19, 2009 in the principal amount of US$25,000 issued by SM Cayman to Rao Uppaluri, the promissory note dated March 19, 2008 in the principal amount of US$100,000 issued by SM Cayman to Halpryn Capital Partners, LLC, the promissory note dated March 18, 2009 in the principal amount of US$1,500,000 issued by SM Cayman to CSV, the promissory note dated March 18, 2009 in the principal amount of US$50,000 issued by SM Cayman to Qinying Liu, the promissory note dated March 18, 2009 in the principal amount of US$50,000 issued by SM Cayman to Le Yang, the promissory note dated March 18, 2009 in the principal amount of US$50,000 issued by SM Cayman to Xuebao Yang, the promissory note dated March 18, 2009 in the principal amount of US$50,000 issued by SM Cayman to Jianhai Huang and the promissory note dated March 18, 2009 in the principal amount of US$50,000 issued by SM Cayman to Min

Wu; in each case as amended or supplemented from time to time, an “Interim Note” means any of the Interim Notes.

“Investor Representation Letter” means the representation letter in the form of Exhibit E to the Agreement.

“Jieli Consulting” has the meaning set forth in Schedule A to the Agreement.

“Jieli Technology” has the meaning set forth in Schedule A to the Agreement.

“Jingli Shanghai” has the meaning set forth in Schedule A to the Agreement.

“Joinder” has the meaning set forth in Section 5.3(a) of the Agreement.

“Judgment” means any judgment, order or decree.

“Knowledge,” (i) with respect to the SM Entities, means the actual knowledge of the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the Vice Presidents of SM Cayman, and (ii) with respect to Ideation, means the actual knowledge of its executive officers and the members of the Ideation Board.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any national securities exchange upon which Ideation Securities (or ID Cayman Securities) are then listed or traded).

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances.

“Linden Note” means the amended and restated promissory note issued by SM Cayman to Linden Ventures on September 15, 2008 in an aggregate principal amount of US$15,000,000, as amended.

“Linden Ventures” means Linden Ventures II (BVI) Ltd.

“Linden Warrants” means the Equity Securities Purchase Warrant, dated as of March 17, 2008, issued by SM Cayman to Linden Ventures, as amended.

“Listed Securities” has the meaning set forth in Section 8.18 of the Agreement.

“Lock-Up Agreement” means the lock-up agreement to be entered into by each of the SM Shareholders and SM Warrantholders as of the Closing Date, and any director of ID Cayman nominated by the SM Shareholders’ Representatives, each in the form of Exhibit F-1 or F-2, as applicable, to the Agreement.

“Management Shareholder Representative” has the meaning set forth in Section 16.5(a) of the Agreement.

“Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, the definition of Material Adverse Effect shall not include events caused by (A) changes in general economic conditions or capital or credit markets, except to the extent that the same disproportionately impact such Person as compared to other similarly situated Persons; (B) changes to the economic conditions affecting the industries in which such Person operates, except to the extent that the same disproportionately impact such Person as compared to other Persons in such industries; (C) changes related to or arising from the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the Transactions; (D) changes in accounting requirements or principles or any change in applicable Legal Requirements or the interpretation thereof; (E) the failure to meet any projections or budgets; (F) matters listed in the Disclosure Schedules, to the extent it was reasonably foreseeable that such matters would have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole or (G) with respect to the Ideation Parties, performance of the covenants set forth in Sections 12.10 or 12.11 (but only to the extent the provisions of such Sections are complied with in all material respects).

“Material Contract” has the meaning set forth in Section 7.18 of the Agreement.

“Merger” has the meaning set forth in the background to the Agreement.

“Merger Effective Time” has the meaning set forth in Section 1.2 of the Agreement.

“New Options” has the meaning set forth in Section 5.1(d)(ii) of the Agreement.

“New Restricted Shares Award” has the meaning set forth in Section 5.1(c)(i) of the Agreement.

“New Warrants” has the meaning set forth in Section 5.1(b) of the Agreement.

“Non-signing SM Shareholder” has the meaning set forth in the preamble to the Agreement.

“OFAC” has the meaning set forth in Section 7.22 of the Agreement.

“Off-Balance Sheet Arrangement” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; or (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements.

“Option Plan” means the SearchMedia International Limited 2008 Share Incentive Plan.

“Other SM Shares” means the 798,000 Ordinary Shares held by the Non-signing SM Shareholder.

“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.

“Permits” mean all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

“Permitted Lien” shall mean (a) any restriction on transfer arising under applicable securities Legal Requirements; (b) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements and (i) those Liens set forth in the SM Disclosure Schedule.

“Person” shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative other entity, or a Governmental Authority or agency thereof.

“PRC” shall mean the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

“Preferred Conversion” has the meaning set forth in Section 9.3 of the Agreement.

“Proxy Statement/Prospectus” has the meanings set forth in Section 8.6 of the Agreement.

“Purchase Options” means those certain Unit Purchase Options issued by Ideation to each of Lazard Capital Markets, LLC and EarlyBird Capital, Inc., each dated as of November 26, 2007.

“Real Estate Leases” has the meaning set forth in Section 7.12(a) of the Agreement.

“Real Property” has the meaning set forth in Section 7.12(a) of the Agreement.

“Registration Rights Agreement” means the registration rights agreement to be entered into by ID Cayman and the SM Shareholders in the form of Exhibit G to the Agreement.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act of 1933, as amended.

“Representatives” of any Party shall mean such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other person acting on behalf of such Party.

“Returned Shares” has the meaning set forth in Section 14.2(b) of the Agreement.

“SAFE” means the State Administration of Foreign Exchange in the PRC.

“SAIC” means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected with or by the State Administration of Industry and Commerce of the PRC, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Sarbanes-Oxley Act” has the meaning set forth in Section 8.13 of the Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred” means the redeemable Series A Preferred Shares in the share capital of SM Cayman with a nominal or par value of US$0.0001 per share.

“Series B Preferred” means the redeemable Series B Preferred Shares in the share capital of SM Cayman with a nominal or par value of US$0.0001 per share.

“Series C Preferred” means the redeemable Series C Preferred Shares in the share capital of SM Cayman with a nominal or par value of US$0.0001 per share.

“Series C Warrants” means that certain equity securities purchase warrant issued by SM Cayman to Linden Ventures on March 17, 2008.

“Series D Financing” has the meaning set forth in Section 12.9 of the Agreement.

“Share Exchange” has the meaning set forth in the background to the Agreement.

“SM Balance Sheet” has the meaning set forth in Section 7.9 of the Agreement.

“SM Cayman” has the meaning set forth in Schedule A to the Agreement.

“SM Constituent Instruments” means the Company Memorandum together with SM Cayman’s statutory registers and such constituent instruments of other Group Companies as may exist, each as amended to the date of the Agreement.

“SM Disclosure Schedule” has the meaning set forth in Article VII of the Agreement.

“SM Entities” and “SM Entity” have the meaning set forth in the preamble to the Agreement.

“SM Financial Statements” has the meaning set forth in Section 7.7(a) of the Agreement.

“SM Indemnified Parties” has the meaning set forth in Section 14.3(a) of the Agreement.

“SM Institutional Shareholders” means the following SM Shareholders and SM Warrantholders: China Seed Ventures Management Limited, Deutsche Bank AG, Hong Kong Branch, Gentfull Investment Limited and Gavast Estates Limited.

“SM Ordinary Shares” means the ordinary shares in the capital of SM Cayman, par value US$0.0001 per share.

“SM Option” has the meaning set forth in Section 5.1(d)(ii) of the Agreement.

“SM Party” or “SM Parties” has the meaning set forth in the preamble to the Agreement.

“SM Preferred Shares” means all shares of the Series A Preferred, Series B Preferred and Series C Preferred.

“SM Restricted Shares” means all SM Shares which may be granted under the Option Plan pursuant to an SM Restricted Shares Award.

“SM Restricted Shares Award” has the meaning set forth in Section 5.1(c) of the Agreement.

“SM Shareholder(s)” has the meaning set forth in the preamble to the Agreement.

“SM Shareholders’ Representatives” has the meaning set forth in Section 16.5(a) of the Agreement.

“SM Shares” means the SM Ordinary Shares (including the Other SM Shares) and SM Preferred Shares.

“SM Superior Proposal” means any bona fide (i) proposal or offer for a merger, scheme of arrangement, consolidation, dissolution, recapitalization or other business combination involving SM Cayman, (ii) proposal for the issuance by SM Cayman of over 50% of the SM Ordinary Shares as consideration for the assets or securities of another Person or (iii) proposal or offer (including a merger, tender offer or exchange offer) to acquire in any manner, directly or indirectly, over 50% of the SM Ordinary Shares or consolidated total assets of SM Cayman, in each case other than the Transactions, made by a third party, and which is otherwise on terms and conditions which the board of directors of SM Cayman or any committee thereof determines in its reasonable judgment (after consultation with financial advisors) to be more favorable to holders of SM Ordinary Shares than the Transactions.

“SM Warrantholder” has the meaning set forth in the Background to the Agreement.

“SM Warrants” means the warrants granted by SM Cayman to purchase SM Shares at the prices and on the other terms set forth therein.

“Sponsor Entity” has the meaning set forth in Section 12.10(a) of the Agreement.

“Sponsor Purchase Commitment Amount” has the meaning set forth in Section 12.10 (a) of the Agreement.

“Sponsor Purchases” has the meaning set forth in Section 12.10 (a) of the Agreement.

“Stockholder Approval” has the meaning set forth in Section 11.1(a) of the Agreement.

“Stockholders’ Meeting” has the meaning set forth in Section 11.1(a) of the Agreement.

“Subject Shares” has the meaning set forth in Section 12.10(b) of the Agreement.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

“Subway Placement Contract” means a Contract between a Group Company and a Governmental Authority or other operator or manager of a public transit system or any advertising company that has obtained the rights to sell or lease advertising space on such public transit system, in which any Group Company has obtained a location on such mass transit system (or any part thereof) for the purpose of selling advertising or advertising times to advertisers.

“Survival Period” has the meaning set forth in Section 14.1 of the Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Tail Policy” has the meaning set forth in Section 12.6 of this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 7.12(b) of the Agreement.

“Tax Benefit” has the meaning set forth in Section 14.6 of the Agreement.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it.

“Transaction Documents” shall have the meaning set forth in Section 6.3 of the Agreement.

“Transactions” has the meaning set forth in Section 6.1 of the Agreement.

“Trust Account” has the meaning set forth in Section 10.8 of the Agreement.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Unaffiliated Accountants” has the meaning set forth in Section 5.2(b)(v) of the Agreement.

“Unaudited Financial Statements” has the meaning set forth in Section 7.7(a) of the Agreement.

“Unearned Portion” has the meaning set forth in Section 5.2(b)(ii) of the Agreement.

“VIE Contracts” means the Loan Agreement dated September 10, 2007, between Jieli Consulting and the shareholders of Jingli Shanghai, the Exclusive Technology Consulting and Service Agreement dated September 10, 2007, between Jieli Consulting and Jingli Shanghai, the Exclusive Call Option Agreement dated September 10, 2007, among Jingli Shanghai, its shareholders and Jieli Consulting, the Equity Pledge Agreement dated September 10, 2007, among Jingli Shanghai, its shareholders and Jieli Consulting and the Power of Attorney dated September 10, 2007, by the shareholders of Jieli Consulting.

“Voting Agreement” means the voting agreement among Ideation, the ID Significant Shareholders, the SM Shareholders and the SM Warrantholders (excluding DB) in the form of Exhibit H to the Agreement.

“Voting Ideation Debt” has the meaning set forth in Section 8.1(c) of the Agreement.

“Voting Jingli Debt” has the meaning set forth in Section 7.4(b) of the Agreement.

“Voting SM Debt” has the meaning set forth in Section 7.1(b) of the Agreement.

SCHEDULE A

SM Entities

SEARCHMEDIA INTERNATIONAL LIMITED, an exempted limited company incorporated under the laws of the Cayman Islands (“SM Cayman”)

JIELI INVESTMENT MANAGEMENT CONSULTING (SHANGHAI) CO., LTD. a company incorporated under the laws of the PRC (“Jieli Consulting”)

JIELI NETWORK TECHNOLOGY DEVELOPMENT (SHANGHAI) CO., LTD. , a company incorporated under the laws of the PRC (“Jieli Technology”)

AD-ICON COMPANY LIMITED, a company incorporated under the laws of Hong Kong

GREAT TALENT HOLDINGS LIMITED, a company incorporated under the laws of Hong Kong

SHANGHAI JINGLI ADVERTISING CO., LTD. , a company incorporated under the Legal Requirements of the PRC (“Jingli Shanghai”)

SCHEDULE B

SM Share Ownership*

	Number of SM	Percentage
SM Shareholder	Shares Held**	Ownership Interest

Deutsche Bank AG	32,727,272	32.2%
China Seed Ventures	20,623,780	20.3%
Qinying Liu	15,159,500	14.9%
Le Yang	14,162,000	13.9%
Gavast Estates	12,727,273	12.5%
Gentfull Investment	5,454,544	5.4%
Total Signing	100,854,369	99.2%
Jianxun Wang(1)	798,000	0.8%
Total	101,652,369	100.0%

*	Does not reflect outstanding options issued under the ESOP.

**	Reflects the number of SM Ordinary Shares held by each SM Shareholder after giving effect to the Preferred Conversion.

(1)	Non-signing shareholder.

SM Warrant Ownership*

Number of SM
Shares Underlying
SM Warrantholder	Warrants

China Seed Ventures	12,670,568
Linden Ventures II	5,875,637
Deutsche Bank AG	3,794,546
Qinying Liu	33,142
Le Yang	33,142
Xuebao Yang	33,142
Jianhai Huang	33,142
Min Wu	33,142
Total	22,506,461

SCHEDULE B-1

SM Share Ownership*

	Number of SM	Percentage
SM Shareholder	Shares Held**	Ownership Interest

Jianxun Wang	798,000	0.8%

*	Does not reflect outstanding options issued under the ESOP.

**	Reflects the number of SM Ordinary Shares held by the Non-signing SM Shareholder after giving effect to the Preferred Conversion.

SCHEDULE C

Share Allocation — Shareholders

	Initial	Earn-out Shares
SM Shareholder	Share Payment	Percentage

Deutsche Bank AG	2,210,316	26.36%
China Seed Ventures	1,392,877	16.61%
Qinying Liu	1,023,834	12.21%
Le Yang	956,465	11.41%
Gavast Estates	859,568	10.25%
Gentfull Investment	368,386	4.39%
Total Signing	6,811,446	81.23%
Jianxun Wang(1)	53,895	0.64%
Total Shareholders	6,865,341	81.87%

Share Allocation — Warrantholders

	Number of ID
	Cayman Shares		Earn-out Shares
SM Warrantholder	Underlying Warrants	Exercise Price	Percentage

China Seed Ventures — Series A	675,375	$1.48	8.05%
China Seed Ventures — Series B	33,769	$8.14	0.40%
China Seed Ventures — Series C	79,443	$6.51	0.95%
China Seed Ventures — DB Transferred	67,152	$0.0001	0.80%
Linden Ventures II	396,826	$6.30	4.73%
Deutsche Bank AG	256,274	$8.14	3.06%
Qinying Liu	2,239	$0.0001	0.03%
Le Yang	2,239	$0.0001	0.03%
Xuebao Yang	2,239	$0.0001	0.03%
Jianhai Huang	2,239	$0.0001	0.03%
Min Wu	2,239	$0.0001	0.03%
Total Warrantholders	1,520,034		18.13%

(1)	Non-signing shareholder.

SCHEDULE 9.5

OTHER PRE-CLOSING COVENANTS

1.  Circular No. 75 Registration.  Complete the Circular No. 75 registration with the local SAFE branch with respect to Ms. Liu and Ms. Yang through the closing of SM Cayman’s sale of Series C Preferred Shares.

2.  Registration of Equity Pledge.  Register with the competent SAIC the equity pledge set forth in the Equity Pledge Agreement by and among Jieli Consulting, Jingli Shanghai and its shareholders contained in the VIE Contracts.

3.  Acquisition Agreements.  Amend the acquisition agreement for each Subsidiary of Jingli Shanghai to provide (to the extent it does not already do so) for all earn-outs or other contingent payments to be made in cash in compliance with all applicable Legal Requirements in all material aspects.

4.  Power of Attorney.  Amend the Power of Attorney contained in the VIE Contracts to provide Jieli Consulting with the right to change the agent under such Power of Attorney.

SCHEDULE 13.2(m)

SM PARTIES REQUIRED CONSENTS

•	Completion of registration with the Shanghai Branch of SAFE by the PRC resident shareholders of SM Cayman, with respect to the issuance of Series C Preferred by SM Cayman, the acquisition of Ad-Icon Company Limited by SM Cayman and the incorporation of Great Talent Holding Limited.

•	The written consent of DB, pursuant to the Fourth Amended and Restated Memorandum and Articles of Association of SM Cayman (as amended on March 28, 2009) and the Amended and Restated Shareholders Agreement of SM Cayman dated March 23, 2009.

•	Approval of the execution of the Agreement and the consummation of the Transactions by the board of directors and the shareholders of SM Cayman pursuant to the provisions of the Fourth Amended and Restated Memorandum and Articles of Association of SM Cayman (as amended on March 28, 2009) and the Amended and Restated Shareholders Agreement of SM Cayman dated March 23, 2009.